MHRS REDMOND, WASHINGTON	Exhibit 10.7

MANAGEMENT AGREEMENT

by and between

MARRIOTT INTERNATIONAL, INC.

(as “MANAGER”)

and

REDMAR PROPERTY, L.P.

(as “OWNER”)

Dated as July 22, 2002

- i -

- ii -

TABLE OF CONTENTS

Exhibit A	-	Legal Description of the Site
Exhibit B	-	Equity Interest in Owner
Exhibit C	-	Memorandum of Management Agreement
Exhibit D	-	Restricted Area
Addendum	-	Technical Services and Pre-Commencement Addendum

- iii -

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the 22nd day of July, 2002 (“Effective Date”), by REDMAR PROPERTY, L.P. (“Owner”), a Texas limited partnership with a mailing address at c/o Western International, Inc., 13647 Montford Drive, Dallas, Texas 75240, and MARRIOTT INTERNATIONAL, INC. (“Manager”), a Delaware corporation, with a mailing address of 10400 Fernwood Road, Bethesda, Maryland 20817.

R E C I T A L S

A. Owner is or will become the owner of fee title to the parcel of real property (the “Site”) described on Exhibit A, which is attached to this Agreement and incorporated by reference herein. Owner will improve the Site with a building or buildings containing approximately two hundred sixty-two (262) Guest Rooms, a lobby, a lounge, a restaurant, meeting rooms, a health club, a swimming pool, administrative offices, parking and certain other amenities and related facilities (collectively, the “Hotel Improvements”). The Site and the Hotel Improvements to be constructed thereon by Owner, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 12.01 hereof, are collectively referred to as the “Hotel.”

B. All capitalized terms used in this Agreement shall have the meaning set forth in Section 12.01 hereof.

C. Owner desires to engage Manager to manage and operate the Hotel and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I

MANAGEMENT OF THE HOTEL

1.01 Construction of the Hotel Improvements

Owner agrees to build the Hotel Improvements in accordance with the Addendum attached hereto. Owner and Manager agree that their rights and obligations under this Agreement with respect to the construction and pre-opening stages of the Hotel shall be governed by the Addendum attached hereto, which is deemed to be an integral part of this Agreement, in addition to those provisions in this Agreement that are otherwise generally applicable during the Term.

1.02 Management Responsibilities

A. Upon completion of the construction, furnishing and equipping of the Hotel Improvements in accordance with the Plans which have been jointly approved by Owner and Manager pursuant to the Addendum, and upon satisfaction of all other conditions precedent to the occurrence of the Opening Date, Manager shall, and Owner hereby authorizes and engages Manager to, supervise, direct and control the management and operation of the Hotel in accordance with the terms and conditions of this Agreement.

B. Manager shall manage the Hotel in accordance with System Standards and shall, subject to the terms of this Agreement, perform each of the following functions (the costs and expenses of which shall be Deductions, except as otherwise specifically set forth in this Agreement) with respect to the Hotel:

1. Recruit, employ, supervise, direct and discharge the employees at the Hotel.

2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates.

3. Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4. Make payments on accounts payable and handle collections of accounts receivable.

5. Arrange for and supervise public relations and advertising, prepare marketing plans, and make available to the Hotel the benefits of various marketing and guest loyalty and recognition programs in use in the Marriott System as they may exist from time to time, such as the Marriott Rewards Program.

6. Procure, on behalf of Owner, all Inventories and replacement Fixed Asset Supplies, from sources (whether or not of the type described in Section 11.17) that can provide such Inventories and Fixed Asset Supplies consistent with System Standards.

7. Prepare and deliver interim accountings, annual accountings, Annual Operating Statements, Building Estimates, FF&E Estimates, and such other information as is required by this Agreement and be available at reasonable times to discuss generally with Owner the above-listed items as well as the operations at the Hotel.

8. Plan, execute and supervise repairs, maintenance, and FF&E purchases at the Hotel.

9. Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.

10. Except as provided in the Addendum, obtain and keep in full force and effect, either in Manager’s name or in Owner’s name, as may be required by applicable law, any and all licenses and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use due diligence and reasonable efforts to obtain and keep same in full force and effect).

11. Subject to the provisions of this Agreement, and the requirements set forth herein, reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement, except as provided in Section 8.06) with Owner and any attempts by Owner, to effectuate a Sale of the Hotel or to obtain any Qualified Mortgage (provided that nothing herein shall affect the provisions of Articles VIII and X hereof).

C. The operation of the Hotel shall be under the exclusive supervision and control of Manager which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager shall act as a reasonable and prudent operator of the Hotel, having regard for the status of the Hotel and maintaining the System Standards. Manager shall have discretion and control in all matters relating to management and operation of the Hotel, including, without limitation, the following: charges, terms and conditions for Guest Rooms, commercial space, and services provided by the Hotel; food and beverage services; employment policies; credit policies; granting of leases, subleases, licenses and concessions for shops and businesses within the Hotel, provided that the term of any such lease, sublease, license or concession shall not exceed the Term; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories (including initial Inventories), supplies and services; payment of costs and expenses specifically provided for in this Agreement or otherwise reasonably necessary for the proper and efficient operation of the Hotel; and, generally, all activities necessary for operation of the Hotel.

D. Manager will use its reasonable efforts to comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel (except for certain Legal Requirements which are Owner’s responsibility under Section 5.03 and Section 11.08 hereof). Owner will use its reasonable efforts to comply with and abide by all applicable Legal Requirements pertaining to the Hotel Improvements or to Owner’s ownership interest in the Hotel (including, without limitation, Owner’s obligations under Section 5.03 and Section 11.08 hereof). Either Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions.

1.03 Chain Services

Commencing with the Opening Date and thereafter during the Term, Manager shall cause to be furnished to the Hotel certain services (collectively referred to herein as “Chain Services”) that are furnished generally on a central or system-wide basis to other hotels in the Marriott System and which benefit such hotels such as: (i) national sales office services; central training services; career development and relocation of management personnel; central advertising and promotion (including direct and image media and advertising administration); the Marriott national reservations system services and the Marriott computer, payroll and accounting services; and (ii) such additional central or other system-wide services as are or may be, from time to time, furnished for the benefit of hotels in the Marriott System. The charges for Chain Services shall include, as applicable, an allocation of salaries, wages, development costs and overhead related to the employees of Manager, Marriott, or any Affiliate of Manager or Marriott involved in providing any of the Chain Services. Costs and expenses incurred in the providing of Chain Services shall be allocated on a fair and consistent basis among all Marriott hotels receiving such services that are owned, leased or managed by Manager or its Affiliates in the United States. Neither Manager nor Marriott shall make any profit from Chain Services. Upon Owner’s written request, an annual summary of the current Chain Services will be given to Owner, together with the basis for the allocation of the charge for each Chain Service.

1.04 Employees

All personnel employed at the Hotel shall, at all times from and after the Opening Date, be the employees of Manager (or one of its Affiliates). Manager shall have absolute discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment. All information regarding individual employees, such as employee records and individual compensation information, is proprietary to Manager and confidential and shall not be disclosed to Owner. Manager shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting the Hotel in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Owner and Manager, except in accordance with usual practices of the hotel and travel industry. At Owner’s request (which will be made no more frequently than once every calendar quarter), Manager shall deliver to Owner a summary of gratuitous accommodations or services (if any) that have been provided during the preceding Fiscal Year.

1.05 Owner’s Right to Inspect

Owner and its agents shall have access to the Hotel at any and all reasonable times for the purpose of inspection or showing the Hotel to prospective purchasers, tenants or Mortgagees.

1.06 Regular Meetings

At Owner’s request, Owner and Manager shall have quarterly meetings at the Hotel at mutually convenient times. Manager shall be represented at such meetings by the general manager of the Hotel and such other members of the executive committee at the Hotel as the general manager may deem appropriate. The purpose of the meetings shall be to discuss the performance of the Hotel, the pre-opening budget, the Annual Operating Statement, the Business Plan, FF&E Reserve, the FF&E Estimate, Fixed Asset Supplies, Working Capital and other related issues, including any variations from the Business Plan for the preceding quarter.

1.07 System Standards

Owner acknowledges that the Hotel’s compliance with System Standards is critical to the success of the Hotel and the Marriott System. Owner shall take such actions as are necessary to enable the Hotel to comply with the System Standards, and Manager shall have discretion in operating the Hotel in order that the Hotel will comply with System Standards.

ARTICLE II

TERM

2.01 Term

The “Term” of this Agreement shall consist of an “Initial Term” and the “Renewal Term(s).” The “Initial Term” shall begin on the Effective Date and shall continue until the expiration of the twentieth (20th) full Fiscal Year after the expiration of the Fiscal Year in which the Opening Date occurs. The Term may thereafter be renewed by the mutual consent of Owner and Manager for such additional periods (“Renewal Terms”) as are agreed to by Owner and Manager.

2.02 Performance Termination

A. Subject to the provisions of Section 2.02.B. below, Owner shall have the option to terminate this Agreement if, with respect to any two (2) consecutive Fiscal Years (not including any portion of any Fiscal Year prior to the expiration of the third (3rd) full Fiscal Year after the Opening Date):

1. Operating Profit for each such Fiscal Year is less than the applicable

Performance Termination Threshold; provided that, for purposes of this Section 2.02.A.1. only, Operating Profit shall be computed without deducting any Impositions; and

2. The Revenue Index of the Hotel during each of such Fiscal Years is less than the Revenue Index Threshold; and

3. The fact that the Hotel has not met the tests set forth in Section 2.02.A.1 or Section 2.02.A.2 is not the result of either (x) Force Majeure, (y) any major renovation of the Hotel, or (z) any default by Owner.

Such option to terminate shall be exercised by Owner serving written notice thereof on Manager no later than sixty (60) days after the receipt by Owner of the annual accounting under Section 4.01.B hereof for each of the two (2) Fiscal Years referred to above. If Manager does not elect to avoid such Termination pursuant to Section 2.02.B below, this Agreement shall terminate as of the end of the fourth (4th) full Accounting Period following the date on which Manager receives Owner’s written notice of its intent to terminate this Agreement; provided that such period of time shall be extended as required by applicable Legal Requirements pertaining to the termination of the employment of the employees at the Hotel. Owner’s failure to exercise its right to terminate this Agreement pursuant to Section 2.02.A with respect to any given Fiscal Year shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to subsequent Fiscal Years to which this Section 2.02.A may apply.

B. Upon receipt of Owner’s written notice of Termination under Section 2.02.A, Manager shall have the option, to be exercised within sixty (60) days after receipt of said notice, to avoid such Termination by paying to Owner the amount by which Operating Profit for each of the Fiscal Years in question was less than the Performance Termination Threshold for such Fiscal Years (the “Cure Payment”). In the event Manager makes a Cure Payment pursuant to this Section 2.02.B, the Fiscal Years with respect to which such Cure Payment was made shall thereafter not be treated, for purposes of subsequent elections by Owner pursuant to Section 2.02.A, as Fiscal Years in which the circumstances described in Section 2.02.A.1 have occurred. If Manager exercises such option to make such Cure Payment, then the foregoing Owner’s election to terminate this Agreement under Section 2.02.A shall be canceled and of no force or effect with respect to the two (2) Fiscal Years in question, and this Agreement shall not terminate. Such cancellation, however, shall not affect the right of Owner, as to each subsequent Fiscal Year to which Section 2.02.A applies, to again elect to terminate this Agreement pursuant to the provisions of Section 2.02.A (which subsequent election shall again be subject to Manager’s rights under this Section 2.02.B). If Manager does not exercise its option to make a Cure Payment as aforesaid, then this Agreement shall be terminated as of the date set forth in Section 2.02.A.

2.03 Limitation on Termination by Owner

Notwithstanding anything in this Agreement to the contrary, without the express written consent of Manager (which consent may be withheld in Manager’s sole and absolute discretion),

Owner covenants and agrees that it may not terminate this Agreement for any reason whatsoever, including any Event of Default caused by Manager, at any time that Manager or any of its Affiliates (i) are providing any credit enhancement to Owner or any Affiliate of Owner with respect to the Hotel; (ii) have invested in the equity of the Hotel, Owner or any Affiliate of Owner or are equity participants in the Hotel, Owner or any Affiliate of Owner; or (iii) are providing, or have an obligation to provide, any loan or other funding to Owner or any Affiliate of Owner with respect to the Hotel if such loan or other funding (or such obligation) is outstanding or any amounts are due and owing to Manager or any of its Affiliates thereunder. Owner agrees that during the period of time that Manager or any of its Affiliates are providing credit enhancement, loan(s) or funding(s) pursuant to clause (i) or clause (iii) above, or have an equity interest pursuant to clause (ii) above, Owner’s sole remedy for an Event of Default caused by Manager shall be to sue Manager for monetary damages incurred by Owner as a result of such Event of Default. Notwithstanding the foregoing, nothing herein shall preclude Owner from satisfying in full any such loan (in accordance with the terms thereof), or releasing or causing the release of any such credit enhancement, to the extent that Manager or its Affiliates have any liability thereunder, or acquiring Manager’s or its Affiliate’s equity stake (in accordance with the terms of Owner’s organizational documents or other agreement addressing such rights), in order to exercise its Termination rights in accordance with this Agreement. As used herein, “credit enhancement, loans or funding” shall be limited only to those obligations in which Manager or its Affiliates have contractual liability thereon or in which Manager or its Affiliates have directly provided funding that has not been repaid; provided, however, that “credit enhancement, loans or funding” shall not include any loans or other credit enhancements that Manager or its Affiliates may have assisted in obtaining from lenders or other non-related third parties on behalf of Owner, but as to which Manager or its affiliates have no direct or indirect liability.

ARTICLE III

COMPENSATION OF MANAGER

3.01 Management Fees

A. Manager shall be paid the sum of the following as its management fees:

1. the Base Management Fee, which shall be retained by Manager from Gross Revenues; plus

2. the Incentive Management Fee, which shall be retained by Manager from Operating Profit in accordance with Section 3.02 and Section 4.01.

B. In addition to the fees described in Section 3.01.A, Manager shall be paid a deferred fee (the “Deferred Base Management Fee”) equal to one percent (1%) of Gross Revenues for each Accounting Period from the Opening Date through the end of the 26th full Accounting Period after the Opening Date. Such Deferred Base Management Fee shall be paid to

Manager (i) at the times that Base Management Fees are paid to Manager pursuant to the provisions of Section 4.01; (ii) commencing with the beginning of the 27th full Accounting Period and until such amount is paid in full and (iii) from amounts otherwise distributable to Owner as Owner’s Priority. If any portion of the Deferred Base Management Fee has not been paid to Manager prior to Termination or prior to the first (1st) Sale of the Hotel, Owner shall pay to Manager the outstanding amount of Deferred Base Management Fee, as applicable, prior to or upon such Termination or prior to such Sale of the Hotel (which repayment shall be a condition to such Sale of the Hotel).

3.02 Operating Profit

A. Operating Profit shall be distributed to Owner and to Manager in the following order of priority:

1. an amount equal to Owner’s Priority shall be paid to Owner (subject to the provisions of Section 3.01.B);

2. the Incentive Management Fee shall be paid to Manager; and

3. any remaining balance of Operating Profit shall be paid to Owner.

B. To the extent of available Operating Profit with respect to each Accounting Period, Manager shall distribute a prorated portion of the Owner’s Priority to Owner (subject to the provisions of Section 3.01.B) for each such Accounting Period in accordance with Section 4.01.A., and shall be entitled to retain a prorated portion of the Incentive Management Fee for each such Accounting Period based on its good faith estimate of the Incentive Management Fee for the full Fiscal Year.

ARTICLE IV

ACCOUNTING MATTERS

4.01 Accounting, Distributions and Annual Reconciliation

A. Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof for the preceding Accounting Period. Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs, and shall retain any interim amounts due Manager.

B. Calculations and payments of the Incentive Management Fee, the Base Management Fee, and distributions of Operating Profit made with respect to each Accounting

Period within a Fiscal Year shall be accounted for cumulatively for such Fiscal Year but shall not be cumulative from one Fiscal Year to the next. Within ninety (90) days after the end of each Fiscal Year, Manager shall deliver to Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. The parties shall, within five (5) business days after Owner’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements. No adjustments shall be made for any Operating Loss in any preceding Fiscal Year.

C. To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not so fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount to cover such Operating Loss from future distributions of funds otherwise due to Owner.

4.02 Books and Records

Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts. Owner may at reasonable intervals during Manager’s normal business hours examine such records. If Owner desires, at its own expense, to audit, examine, or review the Annual Operating Statement, Owner shall notify Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its intention to audit and begin such audit no sooner than thirty (30) days and no later than sixty (60) days after Manager’s receipt of such notice. Owner shall complete such audit within ninety (90) days after commencement thereof. If Owner does not make such an audit, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, and Owner shall have no right thereafter, except in the event of fraud by Manager, to question or examine the same. If any audit by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts, plus interest thereon (at the Prime Rate plus one percent (1%) per annum) from the date such amounts should originally have been paid. Any dispute concerning the correctness of an audit shall be settled by the Expert in accordance with Section 11.21. All information regarding the operation of the Hotel which is obtained by Owner through an audit shall be considered confidential information and Owner agrees not to disclose such information except as necessary to its advisors, partners, lenders, Affiliates, attorneys and consultants participating in the audit process, who shall likewise be informed of the confidential nature of the information and of the duty not to disclose such information to third parties.

4.03 Accounts, Expenditures

A. All funds derived from operation of the Hotel shall be deposited by Manager in bank accounts (the “Operating Accounts”) established by Manager in a bank or banks designated by Manager. Withdrawals from said Operating Accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Hotel.

B. All payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the FF&E Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel. In any event, if any such liability or obligation is incurred by Manager with respect to the Hotel, Manager shall have the option to deduct such amounts from Owner’s share of Operating Profit if Owner has not fully reimbursed Manager for said amounts within ten (10) days after Owner’s receipt of notice from Manager that said amounts are due.

C. Debts and liabilities incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. The provisions of this Section 4.03.C. shall survive Termination.

4.04 Business Plan

A. Manager shall deliver to Owner for its review and comment, at least thirty (30) days prior to the beginning of each Fiscal Year which begins after the Opening Date, a preliminary draft of a business plan (the “Preliminary Business Plan”) showing the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year, in comparison to the then-current estimate of Gross Revenues, departmental profits, Deductions and Operating Profit for the current Fiscal Year. Such comparison will include the estimated percentage changes in such items for the forthcoming Fiscal Year compared to the current Fiscal Year. Manager shall consider all comments and suggestions by Owner in good faith, and shall prepare a revised business plan based upon such comments and suggestions to the Preliminary Business Plan. As of approximately forty-five (45) days after the commencement of each Fiscal Year which begins after the Opening Date, Manager shall deliver to Owner the final business plan, in which the above-mentioned percentage changes are applied to the Annual Operating Statement for the preceding Fiscal Year. Such final business plan, as delivered to Owner, is herein referred to as the “Business Plan.”

B. Manager shall diligently operate the Hotel in accordance with the Business Plan. It is understood, however, that the Business Plan is an estimate only and that unforeseen circumstances such as the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions, may make adherence to the Business Plan impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature. In the event that Manager determines that circumstances require that there be material changes in the Business Plan, Manager shall so notify Owner.

4.05 Working Capital

Owner shall, from time to time during the Term, promptly, but no later than thirty (30) days after written request by Manager, advance any additional funds (over and above those required pursuant to the Addendum) necessary to maintain Working Capital at levels determined by Manager to be reasonably necessary to satisfy the needs of the Hotel as its operation may from time to time require. If Owner does not so fund additional Working Capital within the said thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount equal to the funds requested by Manager for additional Working Capital from future distributions of funds otherwise due to Owner. All funds so advanced for Working Capital shall be utilized by Manager for the purposes of this Agreement pursuant to cash management policies established for the Marriott System. Upon Termination, Manager shall, except as otherwise provided in this Agreement, return the outstanding balance of the Working Capital to Owner.

4.06 Fixed Asset Supplies

Owner shall provide the initial Fixed Asset Supplies for the Hotel as set forth in the Addendum. Owner shall, within thirty (30) days after request by Manager, provide funds that are necessary to increase the level of Fixed Asset Supplies to levels determined by Manager, in its good faith judgment, to be necessary to satisfy the needs of the Hotel as its operation may, from time to time, require. The cost of Fixed Asset Supplies consumed in the operation of the Hotel shall constitute a Deduction. Fixed Asset Supplies shall remain the property of Owner during the Term and upon Termination (except for those Fixed Asset Supplies which are purchased by Manager pursuant to Section 11.11.E.).

4.07 Real Estate and Personal Property Taxes

A. Except as specifically set forth in Section 4.07.B. below, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Hotel (“Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel or upon this Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within ten (10) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Owner or Manager (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.

B. The word “Impositions” as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the FF&E Reserve:

1. Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof);

2. Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings); or

3. “Impact fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01 Repairs and Maintenance Costs Which Are Expensed

Manager shall maintain the Hotel in good repair and condition, and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the FF&E Reserve) and shall be treated as a Deduction.

5.02 FF&E Reserve

A. Manager shall establish a reserve account (the “FF&E Reserve”), in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

1. Replacements, renewals and additions to the FF&E at the Hotel; and

2. Routine Capital Expenditures.

B. During the period from the Opening Date to the expiration of the thirteenth (13th) full Accounting Period after the Opening Date, Manager shall transfer into the FF&E Reserve an amount equal to one percent (1%) of Gross Revenues for such period; during the period from the beginning of the fourteenth (14th) full Accounting Period after the Opening Date to the expiration of the twenty-sixth (26th) full Accounting Period after the Opening Date, Manager shall transfer into the FF&E Reserve an amount equal to two percent (2%) of Gross Revenues for such period; during the period from the beginning of the twenty-seventh (27th) full Accounting Period after the Opening Date to the expiration of the sixty-fifth (65th) full Accounting Period after the Opening Date, Manager shall transfer into the FF&E Reserve an amount equal to three percent (3%) of Gross Revenues for each such Accounting Period; during the period from the beginning of the sixty-sixth (66th) full Accounting Period after the Opening Date to the expiration of the one hundred thirtieth (130th) full Accounting Period after the Opening Date, Manager shall transfer into the FF&E Reserve an amount equal to four percent (4%) of Gross Revenues for each such Accounting Period; commencing with the beginning of the one hundred thirty-first (131st) full

Accounting Period after the Opening Date and for all Accounting Periods thereafter, subject to the provisions of Section 5.02.E., below, Manager shall transfer into the FF&E Reserve an amount equal to five percent (5%) of Gross Revenues for each such Accounting Period. Transfers into the FF&E Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred into the FF&E Reserve pursuant to this Section 5.02.B. shall be paid from Gross Revenues as Deductions.

C. Manager shall prepare an annual estimate (the “FF&E Estimate”) of the expenditures necessary for (1) replacements, renewals and additions to the FF&E of the Hotel, and (2) Routine Capital Expenditures, during the ensuing Fiscal Year and shall deliver the FF&E Estimate to Owner for its review and comment, at the same time as Manager submits the Preliminary Business Plan. The FF&E Estimate shall also indicate the estimated time schedule for making such replacements, renewals, and additions.

D. Manager shall (endeavoring in good faith to comply with the applicable FF&E Estimate, unless there has been a change in circumstances) from time to time make such (1) replacements, renewals and additions to the FF&E of the Hotel, and (2) Routine Capital Expenditures, as Manager deems necessary, up to the balance in the FF&E Reserve. No expenditures will be made in excess of said balance without the approval of Owner. At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the FF&E Reserve. The FF&E Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the FF&E Reserve. Neither (1) proceeds from the disposition of FF&E, nor (2) interest which accrues on amounts held in the FF&E Reserve, shall (a) result in any reduction in the required transfers to the FF&E Reserve set forth in Section 5.02.B. above, or (b) be included in Gross Revenues.

E. As the Hotel ages, the percentages of Gross Revenues that are set forth in Section 5.02.B. may not be sufficient to keep the FF&E Reserve at the levels necessary to make the alterations, improvements, replacements, renewals, and additions to the FF&E of the Hotel, or to make the Routine Capital Expenditures, that are required to maintain the Hotel in accordance with the System Standards. If Manager reasonably believes that the funding of the FF&E Reserve (with respect to the following Fiscal Year or any subsequent Fiscal Year as specified) will not be adequate to maintain the Hotel in accordance with System Standards, Manager shall so notify Owner. Owner shall have thirty (30) days after receipt of such notification to review and approve Manager’s assessment and recommendations concerning the funding of the FF&E Reserve and, in the event Owner disapproves any portion of Manager’s recommendations, Owner will provide Manager in writing with the specific reasons for its disapproval within such thirty (30) day period. Thereafter, in the twenty-five (25) day period following Manager’s receipt of Owner’s disapproval, the parties will attempt to resolve in good faith the objections so specified by Owner. In the event that one or more of such objections have not been resolved as of the end of such twenty-five (25) day period, any such matter may be referred by either party to the Expert for resolution in accordance with the provisions of Section 11.21. Pending a decision by the Expert,

Manager may proceed with the implementation of any portion of its assessment and recommendations that is not subject to dispute.

With respect to increased fundings to which Owner does not object, or increased fundings to which it objected but the Expert determined were necessary, Owner shall elect in writing one of the following two (2) alternatives within thirty (30) days after receipt of Manager’s notice or the Expert’s decision, as appropriate:

1. to increase the annual percentage of FF&E Reserve fundings under Section 5.02.B. to provide the additional funds required for the specified Fiscal Year(s), which additional FF&E Reserve fundings shall be treated as Deductions; or

2. to make a lump sum contribution to the FF&E Reserve in an amount necessary to increase the FF&E Reserve to a level sufficient to fund the items which necessitated Manager’s request for additional FF&E Reserve fundings; such amount shall be fully repaid (without interest) to Owner from Gross Revenues in equal installments over the period of the next sixty-five (65) Accounting Periods, which installment payments shall be treated as Deductions.

If Owner fails to elect one of the above alternatives within such thirty (30) day period, Owner shall be deemed to have elected the alternative set forth in Section 5.02.E.1. above. If Owner elects the alternative set forth in Section 5.02.E.2. above and fails to provide the additional funds required thereunder within (i) thirty (30) days after making such election where such election follows a determination by the Expert pursuant to the foregoing provisions, or (ii) sixty (60) days after Owner’s receipt of Manager’s request for such additional funding where such election does not follow a determination by the Expert, such failure shall constitute an Event of Default by Owner. In addition, the placing of any restrictions on the expenditure by Manager of funds from the FF&E Reserve other than as set forth in this Section 5.02 (including, without limitation, restrictions resulting from (a) any Litigation involving the Owner or the Hotel, or (b) a Foreclosure) shall constitute an Event of Default by Owner under Section 9.01.

5.03 Capital Expenditures

A. Manager shall prepare an annual estimate (the “Building Estimate”) of all Capital Expenditures. Manager shall submit the Building Estimate to Owner for its approval at the same time as Manager submits the preliminary business plan described in Section 4.04.A. Manager shall not make any Capital Expenditures without the prior written approval of Owner, except as otherwise permitted herein. Owner shall have thirty (30) days after receipt of such Building Estimate to review and approve such Building Estimate, it being agreed that Owner shall not withhold its approval with respect to Capital Expenditures as are required, in Manager’s reasonable judgment, to keep the Hotel in a first-class, competitive, efficient and economical operating condition in accordance with System Standards, or otherwise required for the continued safe and orderly operation of the Hotel. In the event Owner disapproves any portion of such Building Estimate, Owner will provide Manager in writing with the specific reasons for its disapproval within such thirty (30) day period. Thereafter, in the twenty-five (25) day period following Manager’s receipt of Owner’s disapproval, the parties will attempt to resolve in good faith any objections so specified by Owner. In the event that one or more of such objections have not been resolved as of the end of such twenty-five (25) day period, any such matter may be referred by either party for resolution by the Expert in accordance with the provisions of Section 11.21. Pending a decision by the Expert, Manager may proceed with the implementation of any portion of such Building Estimate that is not subject to dispute. It shall be an Event of Default by Owner if Owner (i) fails to provide funding for any Capital Expenditure which Owner has approved within sixty (60) days after the submission to Owner of the Building Estimate requesting such Capital Expenditure, or (ii) fails to provide funding for any Capital Expenditure determined necessary by an Expert within sixty (60) days after the Expert’s determination.

B. Notwithstanding the provisions of Section 5.03.A., Manager shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Owner’s prior approval in the following circumstances: (i) if there is an emergency threatening the Hotel, or the life or property of its guests, invitees or employees; (ii) if the Capital Expenditures are necessary to satisfy a Legal Requirement; or (iii) if the continuation of the given condition would subject Manager and/or Owner to civil or criminal liability. Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. Owner shall, upon written request by Manager, promptly reimburse all expenditures made by Manager pursuant to this Section 5.03.B.

C. The cost of all Capital Expenditures (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Owner, and shall not be paid from Gross Revenues or from the FF&E Reserve.

5.04 Ownership of Replacements

All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the FF&E Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

ARTICLE VI

INSURANCE

6.01 Property Insurance

Commencing with the Opening Date, Manager shall procure and maintain the following:

A. Property insurance, including boiler and machinery coverage, on the Hotel building(s) and contents against loss or damage by fire, lightning and all other risks as commonly covered by an “all-risk of physical loss” policy of insurance, in an amount not less than the full replacement cost (less excavation and foundation costs) of the Hotel Improvements and contents;

B. Business interruption insurance covering at least two (2) years’ loss of profits and necessary continuing expenses for interruptions at the Hotel caused by any occurrence covered by the insurance referred to in Section 6.01.A. above; and

C. Such other property insurance as is customarily maintained by Manager at similar hotels.

6.02 Operational Insurance

Commencing with the Opening Date and thereafter during the Term, Manager shall procure and maintain the following:

A. Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or in conjunction with the operations of the Hotel, and automobile liability insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence of not less than One Hundred Million Dollars ($100,000,000);

B. Workers’ compensation coverage as may be required under applicable laws covering all of Manager’s employees at the Hotel, and employer’s liability insurance of not less than One Million Dollars ($1,000,000) per accident/disease;

C. Fidelity bond coverage in an amount not less than Two Million Dollars ($2,000,000) covering Manager’s employees at the Hotel; and

D. Employment practices liability insurance covering all of Manager’s employees at the Hotel, to the extent available at commercially reasonable rates and terms, in an amount not less than One Million Dollars ($1,000,000);

E. Such other insurance in amounts as Manager, in its reasonable judgment, deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

6.03 General Insurance Provisions

A. All insurance described in Section 6.01 and Section 6.02 may be obtained through blanket insurance programs, provided that such blanket programs substantially fulfill the requirements specified herein. The blanket insurance programs may include deductibles or risk retention levels; however, the Hotel’s responsibility for such deductibles or risk retention levels shall be limited to the Insurance Retention as defined in Section 6.04.C.

B. All insurance required under Section 6.01 and Section 6.02 shall be carried in the name of Manager. The insurance required under Section 6.01 and Section 6.02.A. shall include Owner, and any Mortgagees specified by Owner, in writing, as additional insureds or mortgagee as applicable. Any property losses covered by insurance obtained pursuant to Section 6.01 shall be payable to the respective parties as their interests may appear. Any Mortgage on the Hotel shall contain provisions to the effect that proceeds of the Section 6.01.A. insurance shall be available for repair and restoration of the Hotel.

C. Manager, upon request, shall deliver to Owner certificates of insurance evidencing the insurance coverages required under Section 6.01 and Section 6.02 and any renewals thereof. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled or materially reduced without at least thirty (30) days’ prior written notice to the certificate holder.

6.04 Costs and Expenses

A. With respect to Section 6.01 and Section 6.02, all insurance premiums, costs and other expenses, including any Insurance Retention, shall be treated as Deductions. All charges under the blanket programs shall be allocated to the Hotel and other similar participating hotels on a reasonable basis. Any losses and associated costs and expenses, that are uninsured shall be treated as a cost of insurance and shall also be treated as Deductions.

B. Upon Termination, a reserve in an amount determined by Manager, based on loss projections, shall be established from Gross Revenues to cover the amount of any Insurance Retention and all other costs and expenses that will eventually have to be paid by either Owner or Manager with respect to pending or contingent claims, including those that arise after Termination for causes arising during the Term. If Gross Revenues are insufficient to meet the requirements of such reserve, Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request thereof, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting

Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.

C. “Insurance Retention” shall mean the insurance policy deductible; however for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Hotel’s per occurrence limit for any loss or reserve as established for the Hotel, which limit shall be the same as is applied to other similar hotels participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

ARTICLE VII

DAMAGE, REPAIR AND CONDEMNATION

7.01 Damage and Repair

A. If, during the Term, the Hotel is damaged by a Minor Casualty, Manager shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Hotel. Owner’s consent shall not be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Manager’s reasonable judgment. Owner agrees to sign promptly any documents which are reasonably necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers.

B. If, during the Term, the Hotel suffers a Total Casualty, this Agreement shall be terminable at the option of either party upon ninety (90) days’ written notice to the other party. Such notice must be sent within thirty (30) days after the date of the Total Casualty.

C. If, during the Term, the Hotel is damaged by fire, casualty or other cause to a greater extent than a Minor Casualty, but not to the extent of a Total Casualty, or if the Hotel suffers a Total Casualty but neither party elects to terminate under Section 7.01.B., Owner shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Hotel to the same condition as existed previously. Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Hotel. To the extent available, proceeds from the insurance described in Section 6.01 of this Agreement shall be applied to such repairs and/or replacements. If Owner fails to so promptly commence and complete the repairing and/or replacement of the Hotel so that it shall be substantially the same as it was prior to such damage or destruction, such failure shall be an Event of Default by Owner.

7.02 Condemnation

A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

B. In the event a portion of the Hotel shall be taken by the events described in Section 7.02.A., or the entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purpose; and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

ARTICLE VIII

OWNERSHIP OF THE HOTEL

8.01 Ownership of the Hotel

A. Owner hereby covenants that it holds good and marketable fee title to the Site and that, upon completion of the Hotel, it will have, keep, and maintain good and marketable fee title to the Hotel free and clear of any and all liens, encumbrances or other charges, except as follows:

1. easements or other encumbrances (other than those described in 8.01A.2. and Section 8.01.A.3. hereof) that do not adversely affect the operation of the Hotel by Manager and that are not prohibited pursuant to Section 8.04 of this Agreement;

2. Qualified Mortgages; or

3. liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable.

B. Owner shall pay and discharge, on or before the due date, any and all payments due under any Mortgage that Owner has entered into with respect to the Hotel. Owner shall indemnify, defend, and hold Manager harmless from and against all claims, litigation and damages arising from the failure to make any such payments as and when required; and this obligation of Owner shall survive Termination. Manager shall have no responsibility for payment of debt service due with respect to the Hotel, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

C. Owner covenants that Manager shall quietly hold, occupy and enjoy the Hotel in accordance with the terms of this Agreement throughout the Term hereof free from hindrance, ejection or molestation by Owner or any other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

8.02 Mortgages

A. Owner shall be permitted to encumber the Hotel and/or the Site with any Mortgage, provided that such Mortgage meets all of the following requirements:

1. The proposed Mortgage is from an Institutional Lender and is on commercially reasonable terms and conditions;

2. As of the date of the proposed financing, the ratio of (i) the average of the Operating Profit for the two (2) full Fiscal Years immediately preceding such date to (ii) the annual debt service for all Mortgages encumbering the Hotel, including the proposed Mortgage, equals or exceeds one and one half to one (1.5:1); provided, however, that prior to the third (3rd) full Fiscal Year, the “Operating Profit” for purposes of the foregoing calculation shall be the Operating Profit from the third (3rd) Fiscal Year as projected in the most recent feasibility study prepared by Manager prior to the Effective Date;

3. As of the date of the proposed financing, the aggregate principal balance of all Mortgages encumbering the Hotel, including the proposed Mortgage, shall be no greater than sixty percent (60%) of the fair market value of the Hotel; and

4. Owner, Manager and the holder of such Mortgage shall have entered into a Subordination Agreement (to be recorded in the real property records in the jurisdiction where the Site is located) as further described in Section 8.03 below.

B. For purposes of this Section 8.02, the fair market value of the Hotel shall be reasonably determined by Owner and Manager. If Owner and Manager do not agree on such fair market value, either party may request that a licensed appraiser (reasonably acceptable to both parties) shall determine the fair market value of the Hotel. If the parties cannot agree on an appraiser within thirty (30) days after the date on which either party notifies the other that it wishes to have the fair market value of the Hotel be determined by an appraisal, either party may elect to have such fair market value determined by the Expert pursuant to Section 11.21. Any Mortgage which meets all of the requirements set forth in this Section 8.02 shall be referred to in this Agreement as a “Qualified Mortgage.”

C. In the event Manager receives any reasonable request for information on the Hotel from the holder of any Qualified Mortgage (and including any Affiliate of Manager providing any financing in connection with the Hotel), Owner agrees that Manager is hereby authorized to provide or distribute such information directly to such lender.

8.03 Subordination, Non-Disturbance and Attornment

A. Owner will obtain from any Mortgagee which holds a Mortgage as of the Opening Date (or thereafter) an instrument (the “Subordination Agreement”), satisfactory in all respects to Manager and such Mortgagee, which shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

1. This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Hotel, shall be subject and subordinate to such Mortgage;

2. Manager shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

3. In the event that there is a foreclosure of such Mortgage (or a deed in lieu of foreclosure), or other exercise by such Mortgagee (or its successor) of its remedies in the event of default, in connection with which title or possession of the Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Agreement shall not be terminated and Manager shall not be disturbed in its rights under this Agreement. (The foregoing shall not preclude any remedies available under this Agreement as a result of an Event of Default by Manager.)

B. In the event that the Subordination Agreement contains provisions requiring Manager (upon a default under the Mortgage, or upon various other stipulated conditions) to pay certain amounts which are otherwise due to Owner under this Agreement to the Mortgagee or its designee (rather than to Owner), Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire debt secured by the Mortgage has been discharged.

C. Prior to encumbering the Hotel or the Site with any Mortgage, Owner shall be obligated to obtain from the proposed Mortgagee an executed, recordable Subordination

Agreement. Manager agrees to execute such Subordination Agreement for the benefit of such proposed Mortgagee. If Owner encumbers the Hotel or the Site with a Mortgage without first obtaining such a Subordination Agreement from the Mortgagee: (i) it shall be a Default of Owner under this Agreement, entitling Manager to all of the remedies set forth in Article IX; and (ii) in addition, Manager shall thereafter have a continuing right to terminate this Agreement upon sixty (60) days’ prior written notice to Owner. In addition, any Mortgage described in the preceding sentence shall be subject and subordinate to Manager’s rights under this Agreement.

D. Notwithstanding the subordination of this Agreement which is described in Section 8.03.A.1., if, in connection with the exercise by any Mortgagee of its remedies under any Mortgage, there is an adverse impact upon the operation of the Hotel by Manager in accordance with the System Standards, the foregoing shall be deemed to be an Event of Default by Owner entitling Manager to all of the remedies set forth in Article IX.

8.04 No Covenants, Conditions or Restrictions

A. Owner covenants that, as of the Opening Date and during the Term, there will not be (unless Manager has given its prior consent thereto) any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R(s)”) affecting the Site or the Hotel: (i) which would prohibit or limit Manager from operating the Hotel in accordance with the System Standards, including related amenities proposed for the Hotel; (ii) which would allow the Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) which would allow the Hotel facilities to be used for specified charges or rates which have not been approved by Manager; or (iv) which would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise.

B. Unless otherwise agreed by both Owner and Manager, all financial obligations imposed on Owner or on the Hotel pursuant to any CC&Rs shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve. Manager’s consent to any such CC&R shall be conditioned (among other things) on satisfactory evidence that: (i) the CC&R in question provides a reasonable and cost-effective benefit to the operation of the Hotel; (ii) the costs incurred (including administrative expenses) pursuant to such CC&R will be both reasonable and allocated to the Hotel on a reasonable basis; and (iii) no capital expenditures incurred pursuant to said CC&R will be paid from Gross Revenues or from the FF&E Reserve (but rather, such capital expenditures will be paid separately by Owner).

8.05 Liens; Credit

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel, and shall cooperate fully in obtaining the release of any such liens. If the lien was not occasioned by the fault of either party, the cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

8.06 Amendments Requested by Mortgagee

A. If requested by any Mortgagee or prospective Mortgagee, Manager agrees to execute and deliver any amendment of this Agreement that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Manager shall be under no obligation to amend this Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Manager hereunder; (ii) to materially and adversely increase Manager’s obligations or affect Manager’s rights under this Agreement; (iii) to change the Term; (iv) to cause the Hotel to be operated other than pursuant to the System Standards and other provisions hereof; or (v) to amend Section 5.02, Section 5.03 or Article VI. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.

B. Notwithstanding the provisions of Section 8.06.A., if a Mortgagee or prospective Mortgagee requests that Manager enter into an amendment of this Agreement which would impose additional duties (for example, an increase in the reporting requirements or in the record-keeping requirements, or adding the obligation to prepare parallel accounting statements using a different fiscal year) on Manager, or would otherwise adversely affect Manager’s rights under this Agreement, but not to the degree of materiality which would be prohibited under Section 8.06.A., and with respect to which Manager believes, in its good faith judgment, that it can be adequately compensated, Manager hereby agrees that it will execute and deliver such requested amendment of this Agreement, provided that Owner compensates Manager for the additional burden imposed by such amendment. It is understood that the word “burden,” as used in the preceding sentence, shall encompass not only additional work to be performed by Manager, but also the adverse effect on the Incentive Management Fee which would be caused by requiring increased services to be provided to the Hotel by third parties and by paying from Gross Revenues any other expenses incurred by Manager in meeting such additional obligations. Any dispute as to the additional compensation to which Manager is entitled pursuant to this Section 8.06.B. shall be resolved by the Expert pursuant to Section 11.21.

ARTICLE IX

DEFAULTS

9.01 Events of Default

Each of the following shall constitute a “Default” under this Agreement.

A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due. Upon the occurrence of any Default by either party (referred to as the “defaulting party”) as described under this Section 9.01.A., said Default shall be deemed an “Event of Default” under this Agreement.

B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party. Upon the occurrence of any Default by either party as described under this Section 9.01.B., said Default shall be deemed an “Event of Default” under this Agreement.

C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Default by either party as described under this Section 9.01.C., said Default shall be deemed an “Event of Default” under this Agreement.

D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement. Upon the occurrence of any Default by either party as described under this Section 9.01.D., said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

E. Subject to the provisions of Section 4.1 of the Addendum, the failure of Owner to complete the design, construction, furnishing and equipping of the Hotel Improvements in the manner contemplated by the Addendum on or before the dates set forth in the time schedules mutually approved by Owner and Manager in Section 4.1 of the Addendum and in accordance with the time periods set forth in Section 4.1 of the Addendum. Upon the occurrence of any Default by Owner as described under this Section 9.01.E., said Default shall be deemed an “Event of Default” under this Agreement if Owner fails to cure the Default within thirty (30) days after receipt of written notice from Manager demanding such cure.

F. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure. Upon the occurrence of any Default by either party as described under this Section 9.01.F., said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to cure the Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion.

9.02 Remedies

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) if the Event of Default has a material adverse impact on the non-defaulting party, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice and further provided that, if the defaulting party is Manager, the foregoing period of thirty (30) days shall be extended to seventy-five (75) days (or such longer period of time as may be necessary under Legal Requirements pertaining to termination of employment); (2) to institute forthwith any and all proceedings permitted by law or equity including, without limitation (but subject to the provisions of Section 11.22 hereof), actions for specific performance and/or damages; and/or (3) to avail itself of the remedies described in Section 9.03.

9.03 Additional Remedies

A. Upon the occurrence of a Default by either party under the provisions of Section 9.01.D., the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

B. Upon the occurrence of a Default by Owner under the provisions of Section 9.01.D., Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount (plus accrued interest as described in Section 9.03.A. above) owed to Manager by Owner from distributions otherwise payable to Owner pursuant to Section 3.02 and Section 4.01 of this Agreement.

C. Manager and/or any Affiliate of Manager shall be entitled, in case of any breach of the covenants of Section 11.11.E., Section 11.11.F. or Section 11.12 by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity.

D. The remedies granted under Section 9.02 and Section 9.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

ARTICLE X

ASSIGNMENT AND SALE

10.01 Assignment

A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner; provided, however, that Manager shall have the right, without Owner’s consent, to (1) assign its interest in this Agreement to Marriott or any Affiliate of Marriott, (2) lease shops or grant concessions at the Hotel so long as the terms of any such leases or concessions do not exceed the Term, (3) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager or Marriott, and (4) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the Marriott System assets owned by Manager, Marriott or any Affiliate of Manager or Marriott.

B. Owner shall not assign or transfer its interest in this Agreement without the prior written consent of Manager; provided, however, that Owner shall have the right, without such consent, to (1) conditionally assign this Agreement as security for a Mortgage of the Hotel in accordance with this Agreement, and (2) assign its interest in this Agreement in connection with a Sale of the Hotel which complies with the provisions of Section 10.02 of this Agreement.

C. In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Owner or Manager of its interest in this Agreement shall not relieve Owner or Manager, as the case may be, from its respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, its respective successors, heirs, legal representatives, or assigns.

10.02 Sale of the Hotel

A. Owner shall not enter into any Sale of the Hotel to any Person (or any Affiliate of any Person) who: (1) does not, in Manager’s reasonable judgment, have sufficient financial resources and liquidity to fulfill Owner’s obligations under this Agreement; (2) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by persons who have been convicted of felonies in any state or federal court; or (3) is engaged in the business of operating (as distinguished from owning or financing) hotels or other lodging facilities in competition with Manager, Marriott or any Affiliate of either. Furthermore, Owner shall not enter into a Sale of the Hotel if Owner is at the time in Default under the terms of this Agreement.

B. If Owner decides to sell the Hotel to a third party, then prior to offering the Hotel for sale or negotiating a Sale of the Hotel with any third party, Owner will give Manager notice of such decision, and both Owner and Manager will, during the period of forty-five (45) days after such notice, attempt in good faith to negotiate a mutually satisfactory agreement for the purchase of the Hotel. For purposes of this Section 10.02.B., a sale to a third party shall not include (i) any transfer, sale or assignment to a Mortgagee nor to a sale at Foreclosure under a Mortgage or (ii) any transfer or sale to PPR Redmond Retail LLC or a successor, assign or affiliate thereof (PPR Redmond Retail LLC together with its successors, assigns and affiliates is referred to herein as “PPR”) pursuant to an exercise by PPR of PPR’s rights under Paragraph 3 or Paragraph 7 of that certain Project Agreement dated on or about the date hereof by and among PPR, PPR Redmond Office LLC and Owner which is to be recorded in the land records of King County, Washington (the “Project Agreement”). If, after the expiration of forty-five (45) days following the date of Owner’s notice of its desire to sell the Hotel, Owner and Manager have not entered into a mutually acceptable agreement for the purchase of the Hotel, Owner shall be free to sell or lease the Hotel to a third party so long as the price or rental to such third party is no more favorable to such third party than the price or rental which Owner offered to sell or rent the Hotel to Manager, and provided that any such sale or lease shall be subject to the following further conditions:

1. Owner shall deliver a written notice (the “Notice of Proposed Sale”) of the proposed Sale of the Hotel to Manager stating: (i) the name of the prospective purchaser or tenant, as the case may be; (ii) the price or rental; and (iii) the terms and conditions of such proposed Sale of the Hotel, together with all other information reasonably requested by Manager and reasonably available to Owner.

2. Within thirty (30) days after the date of receipt of such Notice of Proposed Sale from Owner and such other information, Manager shall elect, by written notice to Owner, one of the following two (2) alternatives:

a. To consent to such Sale of the Hotel and to the assignment of this Agreement to such purchaser or tenant, provided that concurrently with the closing thereof, the purchaser or tenant, as the case may be, shall, by appropriate instrument in form satisfactory to Manager, assume all of Owner’s obligations under this Agreement. An executed original of such assumption agreement shall be delivered to Manager; or

b. To not consent to such proposed Sale of the Hotel, based upon such Sale of the Hotel not being in compliance with Section 10.02.A. above, in which event such Sale of the Hotel shall not be permitted hereunder and it shall be an Event of Default for Owner to proceed with such Sale of the Hotel.

C. If Manager shall fail to elect one of the alternatives set forth in Section 10.02.B.2. above, within said thirty (30) day period, such failure shall be deemed to constitute an election to consent under Section 10.02.B.2.a. above, and the provisions thereof shall prevail as if Manager had consented in writing thereto. Any proposed Sale of the Hotel with respect to which a Notice of Proposed Sale has been delivered by Owner to Manager hereunder must be closed within one hundred eighty (180) days following the delivery of such Notice of Proposed Sale. Failing such closing, such Notice of Proposed Sale, and any response thereto given by Manager, shall be null and void and all of the provisions of Section 10.02.B. and Section 10.02.C. must again be complied with before Owner shall have the right to close a Sale of the Hotel upon the terms contained in said Notice of Proposed Sale, or otherwise.

D. If Manager consents (or is deemed to have consented) to the proposed Sale of the Hotel, then Manager shall have the option to require (in lieu of receipt of the assumption agreement described in Section 10.02.B.2.a.) that such purchaser or tenant enter into a new management agreement with Manager, which new management agreement will be on all of the terms and conditions of this Agreement except that the Term of any such new agreement shall consist only of the balance of the Term remaining under this Agreement at the time of execution of any such new management agreement. Such new management agreement shall be executed by Manager and such new owner at the time of closing of the Sale of the Hotel, and a memorandum of such new management agreement shall be executed by the parties and recorded immediately following recording of the deed or memorandum of lease (or assignment) and prior to recordation of any other documents.

E. Owner hereby represents and warrants to Manager that its equity is directly and (if applicable) indirectly owned as shown on Exhibit B. In connection with the possibility of a Sale of the Hotel achieved by means of a transfer of the controlling interest in Owner, Owner shall, from time to time, within thirty (30) days after written request by Manager, furnish Manager with a list of the names and addresses of the direct and indirect owners of capital stock, partnership interest, or other proprietary interest of Owner.

F. It is understood that no Sale of the Hotel shall reduce or otherwise affect: (i) the current level of Working Capital; (ii) the outstanding balance deposited in the FF&E Reserve; (iii) the outstanding balance in any of the Operating Accounts maintained by Manager pursuant to this Agreement; or (iv) Owner’s Priority. If, in connection with any Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the buying Owner to replenish those deposits (in the identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Manager to ensure that such replenishment in fact occurs. The obligations described in this Section 10.02.F. shall survive such Sale of the Hotel and shall survive Termination.

G. The terms and provisions of this Agreement shall be binding upon all successors to Owner’s interest in the Site and/or the Hotel. Each selling Owner shall be obligated to Manager to obtain from each buying Owner an assumption (reasonably satisfactory to Manager) of this Agreement, and this obligation of the selling Owner (as well as all other obligations under this Agreement) shall survive any Sale of the Hotel and any Termination of this Agreement.

H. Manager shall have the right (without prejudice to its rights to declare an Event of Default and seek damages or other compensation) to terminate this Agreement, on thirty (30) days’ written notice, if title to or possession of the Hotel is transferred by judicial or administrative process (including, without limitation, a Foreclosure, or a sale pursuant to an order of a bankruptcy court, or a sale by a court-appointed receiver) to an individual or entity which would not qualify as a permitted transferee under Section 10.02.A., regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor.

I. Notwithstanding anything to the contrary in this Agreement, including, without limitation, anything foregoing in this Section 10.02:

1. Owner shall have the right to enter into a Sale of the Hotel to PPR pursuant to an exercise by PPR of PPR’s rights under Paragraph 3 of the Project Agreement (such Sale to PPR is referred to herein as a “PPR Repurchase”), regardless of whether Owner is at the time in Default under the terms of this Agreement, and Manager shall have no right to consent to such PPR Repurchase; and

2. In the event of a PPR Repurchase pursuant to Section 10.02.I.1, PPR shall have the right, at its sole election, to terminate this Agreement effective immediately upon notice to Manager, in which event: (i) PPR shall have no liability whatsoever for any amounts owing to Manager under this Agreement or for any other obligations of any kind of Owner, and (ii) Manager shall promptly (and in any event within ten (10) business days after termination of this Agreement) record an instrument reasonably satisfactory to PPR releasing the “Memorandum of Management Agreement” and evidencing that (A) this Agreement has been terminated, (B) Manager has no further interest in the Hotel or the Site, and (C) all restrictions on the financing of the Hotel or the Site and the transfer of interests in the Hotel, the Site or the owner thereof have been terminated and released and are of no further force or effect.

ARTICLE XI

MISCELLANEOUS

11.01 Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

11.02 Consents and Cooperation

Wherever in this Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld, delayed or conditioned, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. If either Owner or Manager fails to respond within thirty (30) days to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given (except as otherwise provided in this Agreement). Additionally, Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner.

11.03 Relationship

In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, Expert resolution pursuant to Section 11.21, arbitration or other legal proceedings involving Owner and Manager.

11.04 Applicable Law

This Agreement shall be construed under and shall be governed by the laws of the State of Washington.

11.05 Recordation

The terms and provisions of this Agreement shall run with the parcel of land designated as the Site, and with Owner’s interest therein, and shall be binding upon all successors to such interest. Simultaneously with the execution of this Agreement, the parties shall execute a recordable “Memorandum of Management Agreement,” in the form which is attached hereto as Exhibit C. Such memorandum shall be recorded or registered promptly following the Effective Date in the jurisdiction in which the Hotel is located. Any cost of such recordation shall be reimbursed from Gross Revenues and treated as a Deduction.

11.06 Headings

Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

11.07 Notices

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:	Redmar Property, L.P. c/o Western International, Inc. 13647 Montfort Drive Dallas, Texas 75240 Attn: Thomas Mastor Phone: (972) 934-8699 Fax: (972) 934-8698

To Manager:	Marriott International, Inc. 10400 Fernwood Road Bethesda, Maryland 20817 Attn: Law Department 52/923 - Hotel Operations Phone: (301) 380-9555 Fax: (301) 380-6727

with copy to:	Marriott International, Inc. 10400 Fernwood Road Bethesda, Maryland 20817 Attn: Lodging Financial Analysis Dept. 911.10 Phone: (301) 380-7301 Fax: (301) 380-3667

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service by no later than the second business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

11.08 Environmental Matters

A. Owner hereby represents and warrants to Manager that, as of the Effective Date, to the best of Owner’s knowledge, information and belief, there are no Hazardous Materials (as defined below) on any portion of the Site or the Hotel, nor have any Hazardous Materials been released or discharged on any portion of the Site or the Hotel. In addition, Owner hereby represents and warrants that it has previously delivered to Manager copies of all reports concerning environmental conditions which have been received by Owner or any of its Affiliates. In the event of the discovery of Hazardous Materials on any portion of the Site or in the Hotel during the Term, Owner shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (2) the regulations promulgated thereunder, from time to time; (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (4) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”). Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Site or in the Hotel; and this obligation of Owner shall survive Termination. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

B. All costs and expenses of the aforesaid removal of Hazardous Materials from the Site or the Hotel, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Manager pursuant to the indemnity set forth in Section 11.08.A., shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve.

11.09 Confidentiality

Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that such matters and information are not disclosed to any outside person or entities without the prior written consent of the other party, except (but in all events subject to the provisions of Section 11.12.B.) as required by law or, to the extent necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a Sale of the Hotel, or (iii) in connection with a financing or sale of Manager or Marriott or its or their corporate assets.

11.10 Projections

Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been (prior to execution of this Agreement) or will (during the Term) be provided by Manager or Marriott (or any Affiliate of either) to Owner is for information purposes only, and that Manager, Marriott, and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Owner further acknowledges that (i) any such projections, pro formas, or other similar information are based on assumptions and estimates, and (ii) unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information which impact the performance of the Hotel, and (iii) the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

11.11 Actions to be Taken Upon Termination

Upon a Termination, the following shall be applicable:

A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement (“Final Accounting Statement”) with respect to the Hotel, as more particularly described in Section 4.01, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by Owner of such Final Accounting Statement, the parties will make whatever cash adjustments are necessary pursuant to such Final Accounting Statement. The cost of preparing such Final Accounting Statement shall be a Deduction, unless the Termination occurs as a result of a Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the first (1st) anniversary of the effective date of Termination.

B. Manager shall release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel with the exception of funds to be held in accordance with Section 6.04.B. and Section 11.11.G. and otherwise in accordance herewith.

C. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year.

D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already.

E. Manager shall have the option, to be exercised within thirty (30) days after Termination, to purchase, at their then fair market value, any items of the Hotel’s Inventories and Fixed Asset Supplies as may be marked with any Marriott Trademarks. Upon Termination, all use of or right to use the Marriott Trademarks at or in connection with the Hotel shall cease forthwith, and Owner shall (i) immediately, as of the date of such Termination, place coverings over any signs or similar identification which contain any of the Marriott Trademarks, or shall otherwise render such signs or other similar identification not visible to the public; (ii) remove any such signs or similar identification from the Hotel by no later than ten (10) days after the date of Termination; and (iii) immediately, as of the date of such Termination, remove from the Hotel all Fixed Asset Supplies, Inventories and other items bearing any Marriott Trademark or remove all Marriott Trademarks from such items. If Owner has not removed such signs or other items bearing Marriott Trademarks within ten (10) days after Termination, Manager shall have the right to do so at Owner’s expense; and if Owner fails to reimburse Manager for such expense within ten (10) days after receipt of written notice thereof from Manager to Owner, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, or any other funds of Owner held by or under the control of Manager. Manager shall have the right to seek injunctive or other relief in a court of competent jurisdiction to enforce the foregoing provisions, and if such enforcement shall be necessary, Owner shall bear all of Manager’s costs of such enforcement, including attorneys’ fees.

F. All Software used at the Hotel which is owned by any of the Marriott Companies (or any Affiliates thereof) or the licensor of any of them is proprietary to such Marriott Company (or such Affiliate) or the licensor of any of them, and shall in all events remain the exclusive property of such Marriott Company (or such Affiliate) or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such Software. Manager shall have the right to remove from the Hotel without compensation to Owner any Software (including upgrades and replacements). Furthermore, upon Termination, notwithstanding Section 5.04 hereof, Manager shall be entitled to remove from the Hotel any computer equipment which is: (i) owned by a party other than Owner (without reimbursement to Owner); or (ii) owned by Owner, but utilized as part of a centralized reservation or property management system (with reimbursement to Owner of all previous expenditures made by Owner with respect to such equipment, subject to a reasonable allowance for depreciation).

G. If this Agreement is terminated for any reason, other than a Termination by reason of an Event of Default of Manager hereunder, a reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, or any other funds of Owner held by or under the control of Manager.

H. Owner shall cause the entity which shall succeed Manager as the operator of the Hotel to hire a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “closing” under the WARN Act.

I. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05 and Section 6.04.B.

J. Manager shall peacefully vacate and surrender the Hotel to Owner.

The provisions of this Section 11.11 shall survive Termination.

11.12 Trademarks and Intellectual Property

A. During the Term, the Hotel shall be known as the “Redmond Marriott Hotel,” with such alternative identification determined by Manager from time to time, after consultation with Owner, as may be necessary to provide local or specific geographic definition to the name of the Hotel. However, if the name of the Marriott System is changed, Manager will have the right to change the name of the Hotel to conform thereto.

B. Owner acknowledges that Manager and its Affiliates are the sole and exclusive owners of all rights, title and interest to the Marriott Trademarks, which shall in all events remain the exclusive property of Manager (or one of its Affiliates). All use of the Marriott Trademarks at or in connection with the Hotel, or as otherwise contemplated by this Agreement, shall be made solely by and inure solely to the benefit of Manager and its Affiliates. Nothing in this Agreement shall be construed to grant Owner any right of ownership in or right to use or license others to use the Marriott Trademarks. Owner may not use the Marriott Trademarks without the prior written consent of Manager, which may be withheld in Manager’s sole and absolute discretion, in any manner whatsoever, including, without limitation, the following:

1. No reference to Manager, any Affiliate of Manager, or any Marriott Trademark will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by Owner or by one of Owner’s Affiliates or by one or more Mortgagees, which is designed to interest potential investors in debt or equity securities related to the Hotel, unless Manager has given its prior written approval to each such reference, which Manager may withhold in its sole and absolute discretion. However, regardless of whether Manager has approved all such references, neither Manager nor any Affiliate of Manager will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of Litigation) arising out of any Prospectus or the offering described therein.

2. No reference to Manager, any Affiliate of Manager, or any Marriott Trademark will be made in any material prepared for the purpose of a Sale of the Hotel, unless Manager has given its prior written approval to each such reference.

3. No Trade Name adopted by Owner or its Affiliates may include any Marriott Trademark or a term that is confusingly similar to a Marriott Trademark. Owner shall not apply for registration of any Marriott Trademark in any jurisdiction.

C. All right, title and interest (including copyright and patent rights) to Intellectual Property shall at all times be the exclusive property of Manager (or any other Marriott Company). Neither Manager nor any other Marriott Company shall be restricted in disclosing or using any Intellectual Property directly or indirectly by this Agreement, and Manager and any other Marriott Company shall have the right to use it for any purpose. Owner shall not have any rights to any Intellectual Property, shall treat as confidential any Intellectual Property in its possession, and shall not disclose to any third party any Intellectual Property or use any Intellectual Property for any purpose whatsoever. Upon Termination, all Intellectual Property shall be removed from the Hotel by Manager, without compensation to Owner, subject to the provisions of Section 11.11.E. regarding Marriott Trademarks.

D. Manager and/or its Affiliates shall be entitled, in case of any breach by Owner of any of the covenants of this Section 11.12, to injunctive relief and to any other right or remedy available at law or in equity.

E. The provisions of this Section 11.12 shall survive Termination.

11.13 Competing Facilities

A. Except as set forth in Section 11.13.B, neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Manager or any of the Marriott Companies from developing, constructing, owning, operating, promoting, and/or authorizing others to develop, construct, operate, or promote one or more hotels, or any other lodging products, time-share facilities, restaurants, or other business operations of any type, using any brand name available to the Marriott Companies, at any location, including a location proximate to the Site, and Owner hereby acknowledges and agrees that Manager and any of the Marriott Companies have the unconditional right to engage in such activities.

B. Neither Manager nor any of its Affiliates shall open for business, or permit any other Person to open for business, any Restricted Hotel within the Restricted Area during the period from the Effective Date to the earlier to occur of (i) the seventh (7th) anniversary of the Opening Date or (ii) September 1, 2011.

11.14 Waiver

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.15 Partial Invalidity

If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.16 Survival

Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

11.17 Affiliates

Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel; provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for the Hotel with third parties that have other contractual relationships with Manager, Marriott and their Affiliates, so long as the prices and terms are competitive. In determining, pursuant to the foregoing, whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. Any dispute as to whether prices and/or terms are competitive shall be referred to the Expert as provided in Section 11.21. The prices paid may include overhead and the allowance of a reasonable return to Manager’s Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate). Owner acknowledges and agrees that, with respect to any purchases of goods or services pursuant to this Section 11.17 and subject to the foregoing qualification that prices and/or terms are competitive, Manager’s Affiliates may retain for their own benefit any allowances, credits, rebates, commissions and discounts received with respect to any such purchases.

11.18 Negotiation of Agreement

Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.19 Estoppel Certificates

Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become a Default or Event of Default, and, if so, specifying each such Default or Event of Default or occurrence of which the certifying party may have knowledge; and (c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

11.20 Restrictions on Operating the Hotel in Accordance with System Standards

In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the FF&E Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article IX.

11.21 Expert Decisions

Where this Agreement calls for a matter to be referred to an Expert for determination, the following provisions shall apply:

A. The use of the Expert shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

B. Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. The Expert may direct that such costs be treated as Deductions;

C. The Expert shall make its decision with respect to the matter referred for determination by applying the standards applicable to first-class hotels in accordance with the System Standards (including compliance with the requirements of any quality assurance program) and determining whether the matter at issue is necessary to satisfy such standards; and

D. The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (i) notify the parties in writing of his decision within forty-five (45) days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

11.22 Waiver of Jury Trial and Consequential and Punitive Damages

Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim or receive consequential, incidental, special or punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth herein, the relationships of the parties hereto, whether as “Owner” or “Manager” or otherwise, this Agreement or any other agreement, instrument or document entered into in connection herewith, or any actions or omissions in connection with any of the foregoing.

11.23 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of this Agreement in non-electronic form by both parties in accordance with this Section 11.23.

11.24 Entire Agreement

This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic signature of an authorized representative of the parties hereto.

ARTICLE XII

DEFINITION OF TERMS

12.01 Definition of Terms

The following terms when used in this Agreement and the Addendum attached hereto shall have the meanings indicated:

“Accounting Period” shall mean the four (4) week accounting periods having the same beginning and ending dates as Manager’s four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Manager’s accounting system to the calendar.

“Accounting Period Statement” shall have the meaning ascribed to it in Section 4.01.A.

“Addendum” shall mean that certain Technical Services and Pre-Commencement Addendum attached to this Agreement, which is incorporated by reference in this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits and the Addendum attached hereto.

“Annual Operating Statement(s)” shall have the meaning ascribed to it in Section 4.01.B.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit less the Owner’s Priority.

“Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues equal to: (i) from the Opening Date through the end of the 26th full Accounting Period after the Opening Date, two percent (2%) of Gross Revenues for such period (or portion thereof) and, (ii) from the beginning of the 27th full Accounting Period after the Opening Date through the end of the Term, three percent (3%) of Gross Revenues for such period (or portion thereof).

“Building Estimate(s)” shall have the meaning ascribed to it in Section 5.03.

“Business Plan” shall have the meaning ascribed to it in Section 4.04.

“Capital Expenditure(s)” shall mean the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Hotel including, without limitation, to the structure, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Hotel building, together with all other expenditures which are classified as “capital expenditures” under generally-accepted accounting principles. Capital Expenditures shall not include Routine Capital Expenditures.

“Case Goods” shall mean furniture and furnishings used in the Hotel, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items.

“CC&R(s)” shall have the meaning ascribed to it in Section 8.04.

“Chain Services” shall have the meaning ascribed to it in Section 1.03.

“Competitive Set” shall mean the group of full-service hotels that are closest in geographical distance from the Hotel and that are generally within the same hotel market segment as the Hotel. As of the Effective Date, the parties agree that the Competitive Set shall consist of: Hyatt Regency Bellevue; Residence Inn Redmond; Hilton Bellevue; and Embassy Suites Bellevue. If any of such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, Owner and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list of the hotels in the Competitive Set. Disputes regarding such changes to the Competitive Set will be resolved by the Expert pursuant to the provisions of Section 11.21.

“Cure Payment” shall have the meaning ascribed to it in Section 2.02.B.

“Deductions” shall mean the following expenses incurred by Manager in operating the Hotel:

1. the cost of sales, including, without limitation, compensation, benefits and related administration costs, payroll taxes, ERISA-related liabilities, pension-fund withdrawal liabilities, and other costs related to employees of Manager (or one of its Affiliates) who are working for the benefit of the Hotel (regardless of whether such employees are located at the Hotel or elsewhere); and, with respect to any employees who are not located at the Hotel, or who work for both the Hotel and other properties owned, operated or franchised by the Marriott Companies, the Hotel will not be charged more than its share of the costs related to such employees as allocated on a fair and consistent basis among all of the properties receiving the services of such employees, provided that the foregoing costs shall not include the salary and other employee costs of Manager’s corporate executive staff who are located at Manager’s corporate headquarters;

2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4. a reasonable reserve for uncollectible accounts receivable as determined by Manager;

5. all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;

6. all costs and fees of technical consultants, professionals and operational experts (but not including the costs of the Expert, which will be assessed in accordance with Section 11.21) who are retained or employed by Manager, a Marriott Company, and their Affiliates for specialized services (including, without limitation, quality assurance inspectors, personnel providing architectural, technical or procurement services for the Hotel, tax consultants, and personnel providing legal services in connection with matters directly involving the Hotel) and the cost of attendance by employees of the Hotel at training and manpower development programs designated by Manager;

7. the Base Management Fee;

8. insurance costs and expenses as provided in Section 6.04;

9. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes or franchise taxes);

10. all Impositions;

11. the amount of any transfers into the FF&E Reserve required pursuant to Section 5.02;

12. the Hotel’s share of costs and expenses incurred in connection with sales, advertising, promotion and marketing programs developed for the Marriott System, including guest loyalty and recognition programs and the Marriott Rewards Program, where such expenses are not deducted as departmental expenses under paragraph 2 above or as Chain Services pursuant to paragraph 13 below;

13. the Hotel’s share of the charges for Chain Services;

14. all costs and expenses of compliance by Manager with applicable Legal Requirements pertaining to the operation of the Hotel;

15. the Hotel’s pro rata share of costs and expenses (including those relating to development and implementation) incurred in connection with providing services to multiple hotels and/or other facilities in substitution for or in association with services that are or would have been performed or procured by individual hotels, which may be more effectively performed on a shared or group basis; and

16. such other costs and expenses incurred by Manager (either at the Hotel or elsewhere) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel.

The term “Deductions” shall not include: (a) debt service payments pursuant to any Mortgage on the Hotel; (b) payments pursuant to equipment leases or other forms of financing obtained for the FF&E located in or connected with the Hotel, unless Manager has previously given its written consent to such equipment lease and/or financing; (c) rental payments pursuant to any ground lease of the Site; or (d) depreciation on the Hotel or any of its contents. All of the foregoing items listed in this paragraph shall be paid by Owner from its own funds.

“Default” shall have the meaning ascribed to it in Section 9.01.

“Deferred Base Management Fee” shall have the meaning ascribed to it in Section 3.01.B.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Environmental Laws” shall have the meaning ascribed to it in Section 11.08.

“Event of Default” shall have the meaning ascribed to it in Section 9.01.

“Expert” shall mean an independent, nationally recognized hotel consulting firm or individual who is qualified to resolve the issue in question, and who is appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such nationally recognized consulting firm or individual and the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. Each party agrees that it shall not appoint an individual as an Expert hereunder if the individual is, as of the date of appointment or within six (6) months prior to such date, employed by such party, either directly or as a consultant, in connection with any other matter. In the event that either party calls for an Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm or individual, and within ten (10) days of such respective selections, the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. If either party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert. Also, if the two (2) respective firms and/or individuals so selected shall fail to select a third nationally recognized consulting firm or individual to be the Expert, then such Expert shall be appointed by the American Arbitration Association and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

“FF&E” shall mean furniture, furnishings, fixtures, Soft Goods, Case Goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the house computer equipment, but shall not include Fixed Asset Supplies or Software.

“FF&E Estimate(s)” shall have the meaning ascribed to it in Section 5.02.C.

“FF&E Reserve” shall have the meaning ascribed to it in Section 5.02.A.

“Final Accounting Statement” shall have the meaning ascribed to it in Section 11.11.A.

“Fiscal Year” shall mean Manager’s Fiscal Year which, as of the Effective Date, ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Opening Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Manager’s Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the Term or in any way reduce the distributions of Operating Profit or other payments due hereunder.

“Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

“Force Majeure” shall mean acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), strikes, lockouts, fire, unavoidable casualties or any other causes beyond the reasonable control of either party (excluding, however, (i) lack of financing, or (ii) general economic and/or market factors).

“Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term “Foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease; or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee.

“GDP Deflator” shall mean the “Gross Domestic Product Implicit Price Deflator” issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Owner and reasonably satisfactory to Manager (a “Substitute Index”) then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by the Expert in accordance with Section 11.21. Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the GDP Deflator,” or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator which is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator which was issued for the month in which the Effective Date occurred.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the FF&E Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the refinancing of any debt encumbering the Hotel.

“Guest Profile Data” shall mean personal guest profiles and information regarding guest preferences, including, without limitation, any information derived from or contained in any frequent traveler program.

“Guest Room(s)” shall mean a separately-keyed lodging unit in the Hotel.

“Hazardous Materials” shall have the meaning ascribed to it in Section 11.08.

“Hotel” shall mean the Site together with the following: (i) the Hotel Improvements and all other improvements constructed or to be constructed on the Site pursuant to this Agreement; (ii) all FF&E, Fixed Asset Supplies and Inventories installed or located on the Site or in the Hotel Improvements; and (iii) all easements or other appurtenant rights thereto.

“Hotel Improvements” shall have the meaning ascribed to it in the Recitals.

“Impositions” shall have the meaning ascribed to it in Section 4.07.

“Incentive Management Fee” shall mean an amount payable to Manager that is equal to twenty-five percent (25%) of Available Cash Flow in any Fiscal Year (or portion thereof).

“Initial Term” shall have the meaning ascribed to it in Section 2.01.

“Institutional Lender” shall mean a foreign or domestic commercial bank, trust company, savings bank, savings and loan association, life insurance company, real estate investment trust, pension trust, pension plan or pension fund, a public or privately-held fund engaged in real estate and/or corporate lending, or any other financial institution commonly known as an institutional lender (or any Affiliate thereof) having a minimum paid up capital (or net assets in the case of a pension fund) of One Hundred Million Dollars ($100,000,000).

“Insurance Retention” shall have the meaning ascribed to it in Section 6.04.C.

“Intellectual Property” shall mean: (i) all Software, including the data and information processed or stored thereby; (ii) all manuals, brochures, directives, policies, programs and other information issued by Manager to its employees at the Hotel or otherwise used in the operation of the Hotel or any other hotel in the Marriott System; (iii) customer information, customer lists and Guest Profile Data; (iv) all Marriott Trademarks; and (v) all Marriott (or other Marriott Company) trade secrets, confidential information and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by any Marriott Company, in the operation of the Hotel or in any other hotel in the Marriott System, including, without limitation, materials relating to sales and marketing programs, revenue management programs, brand and pricing strategies, business and technology plans, and research and development reports. The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible).

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

“Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Marriott” shall mean Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Marriott Company(ies)” shall mean Manager, Marriott, and any Affiliate of Manager or Marriott.

“Marriott Rewards Program” shall mean the frequent guest affinity program of Marriott known as “Marriott Rewards,” together with any similar or successor program or other affinity program instituted in conjunction with “Marriott Rewards” or any similar or successor program thereof.

“Marriott System” shall mean the chain of full service hotels in the United States that are operated by Manager (or one of its Affiliates) under the “Marriott” brand name.

“Marriott Trademark” shall mean (i) the name and mark “Marriott”; (ii) the “M” logo; and (iii) any word, name, device, symbol, logo, slogan, design, brand, service mark, Trade Name, other distinctive feature or any combination of the foregoing, whether registered or unregistered, and whether or not such term contains the “Marriott” mark, that is used in connection with the Hotel or by reason of extent of usage is associated with hotels in the Marriott System.

“Minor Casualty” shall mean any fire or other casualty which results in damage to the Hotel and/or its contents, to the extent that the total cost (in Manager’s reasonable judgment) of repairing and/or replacing of the damaged portion of the Hotel to the same condition as existed previously does not exceed the dollar amount of Two Million Five Hundred Thousand Dollars ($2,500,000), said dollar amount to be adjusted by the GDP Deflator.

“Mortgage(s)” shall mean any mortgage, deed of trust, or security document encumbering the Hotel and/or the Site.

“Mortgagee(s)” shall mean the holder of any Mortgage.

“Notice of Proposed Sale” shall have the meaning ascribed to it in Section 10.02.B.

“Opening Date” shall mean the date on which paying guests are first admitted to the Hotel by Manager, which date shall be established and certified by Manager.

“Operating Accounts” shall have the meaning ascribed to it in Section 4.03.A.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean, with respect to any given period of time, the excess of Gross Revenues over Deductions (each calculated in accordance with this Agreement and the Uniform System of Accounts).

“Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or permitted assign, as applicable.

“Owner’s Priority” shall mean an amount equal to Five Million Two Hundred Eighty Thousand Dollars ($5,280,000) per full Fiscal Year (prorated for any partial Fiscal Year).

“Performance Termination Threshold” shall mean an amount equal to eighty percent (80%) of the Owner’s Priority.

“Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

“PPR” shall have the meaning ascribed to it in Section 10.02.B.

“PPR Repurchase” shall have the meaning ascribed to it in Section 10.02.I.1.

“Preliminary Business Plan” shall have the meaning ascribed to it in Section 4.04.A.

“Pre-Opening Expenses” shall have the meaning ascribed to it in the Addendum.

“Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of the Wall Street Journal (Eastern Edition).

“Project Agreement” shall have the meaning ascribed to it in Section 10.02.B.

“Prospectus” shall have the meaning ascribed to it in Section 11.12.B.

“Qualified Mortgage” shall have the meaning ascribed to it in Section 8.02.

“Renewal Term” shall have the meaning ascribed to it in Section 2.01.

“Renaissance System” shall mean the chain of full service hotels in the United States that are operated by Manager (or one of its Affiliates) under the “Renaissance” brand name.

“Restricted Area” shall mean that area that is described in the narrative that is set forth in Exhibit D and that is shown on the map attached hereto as Exhibit D-1. If there is any conflict between the narrative description in Exhibit D and the map shown on Exhibit D-1, the narrative description shall govern.

“Restricted Hotel” shall mean any full-service hotel operating under the “Marriott” trade name as a member of the Marriott System or under the “Renaissance” trade name as a member of the Renaissance System. The term “Restricted Hotel” shall not include any one or more of the following: (i) any existing (as of the Effective Date) hotel operating under the “Marriott” trade name as a member of the Marriott System or under the “Renaissance” trade name as a member of the Renaissance System; (ii) any RITZ-CARLTON hotel, Bvlgari Hotel, Courtyard by Marriott Hotel, Conference Center by Marriott, Residence Inn by Marriott, Fairfield Inn, Fairfield Inns and Suites, Marriott Vacation Club International, SpringHill Suites, TownePlace Suites or any other lodging product (including time-share or interval ownership facilities) that is not operated as a full-service hotel under the “Marriott” trade name as a member of the Marriott System or under the “Renaissance” trade name as a member of the Renaissance System; (iii) any hotel or hotels that are members of a chain of hotels (provided that such chain has a minimum of four (4) or more hotels in operation), all or substantially all (but in no event less than three (3) hotels) of which is acquired by, or merged with, or franchised by or joined through marketing agreement with, Manager or one of its Affiliates (or the operation of which is transferred to Manager or one of its Affiliates); (iv) any hotel or hotels that are members of a group of hotels that is (in a single transaction with a single seller or transferor) acquired by, or merged with, or franchised by or joined through marketing agreement with, Manager or one of its Affiliates, or the operation of which is transferred to Manager or one of its Affiliates, provided that such group of hotels contains no fewer than three (3) hotels; or (v) any future lodging product developed by Manager or one of its Affiliates that is not operated as a full-service hotel within the Marriott System or the Renaissance System.

“Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Room of various hotels in the general trade area of the Hotel, Manager shall select an alternative source, subject to Owner’s approval (such approval not to be unreasonably withheld). If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by the Expert pursuant to Section 11.21.

“Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel, divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments shall be made in the event of a major renovation of the Hotel.

“Revenue Index Threshold” shall mean the fraction equal to ninety-five (95) divided by one hundred (100), or .95 as a decimal. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager.

“Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total available room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be a hotel guestroom that is keyed as a single unit.

“Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, but which will be funded from the FF&E Reserve (pursuant to Section 5.02), rather than pursuant to the provisions of Section 5.03. Routine Capital Expenditures consist of the following types of expenditures: exterior and interior repainting; resurfacing building walls and floors; resurfacing parking areas; replacing folding walls; and miscellaneous similar expenditures (all such types of expenditures to be in accordance with Manager’s policies as then generally implemented throughout the Marriott System).

“Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the fee simple title to the Site and/or the Hotel. For purposes of this Agreement, a Sale of the Hotel shall also include: (i) a lease (or sublease) of all or substantially all of the Hotel or Site; or (ii) any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the controlling interest in Owner. The phrase “controlling interest,” as used in the preceding sentence, shall mean either: (x) the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner.

“Site” shall have the meaning ascribed to it in Section A of the Recitals.

“Soft Goods” shall mean all fabric, textile and flexible plastic products (not including items which are classified as “Fixed Asset Supplies” under the Uniform System of Accounts) which are used in furnishing the Hotel, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel and/or the Marriott System, including without limitation the property management system, the reservation system and the other electronic systems used by Manager in connection with operating or otherwise providing services to the Hotel and/or the Marriott System.

“Subordination Agreement” shall have the meaning ascribed to it in Section 8.03.

“Subsequent Owners” shall have the meaning ascribed to it in Section 8.03.

“System Standards” shall mean any one or more (as the context requires) of the following three (3) categories of standards: (i) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, Chain Services, frequent traveler programs such as the Marriott Rewards Program and other similar programs, etc.); (ii) physical standards (for example, quality of the Hotel Improvements, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (iii) technology standards (for example, those relating to software, hardware, telecommunications, systems security and information technology); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the Marriott

System, including all services and facilities in connection therewith that are customary and usual at comparable hotels in the Marriott System.

“Term” shall have the meaning ascribed to it in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Total Casualty” shall mean any fire or other casualty which results in damage to the Hotel and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously would be thirty percent (30%) or more of the then total replacement cost of the Hotel.

“Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the Marriott System.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

REDMAR PROPERTY, L.P., a Texas limited partnership

By: Redmar Associates, L.L.C., a Texas limited liability company, its general partner

ATTEST:

By:	/s/ Michael Mahoney
Name:	Michael Mahoney
Title:	Vice President

MANAGER:

MARRIOTT INTERNATIONAL, INC., a Delaware corporation

By:	/s/ M. Lester Pulse, Jr.
Name:	M. Lester Pulse, Jr.
Title:	Executive Vice President

EXHIBIT A

LEGAL DESCRIPTION OF THE SITE

Parcel 2-C of Redmond Town Center, a binding site plan, as per plat recorded in Volume 176 of Plats, pages 56 through 67, records of King County.

Situated in the City of Redmond, County of King, State of Washington.

EXHIBIT B

EQUITY INTEREST IN OWNER

[To be inserted upon formation of all relevant parties and final determination of percentage interests]

EXHIBIT C

MEMORANDUM OF MANAGEMENT AGREEMENT

THIS MEMORANDUM OF MANAGEMENT AGREEMENT (the “Memorandum”) is made and entered into as of this 22nd day of July, 2002, by and between REDMAR PROPERTY, L.P., a Texas limited partnership (“Owner”), with a mailing address c/o Western International, Inc., 13647 Montford Drive, Dallas, Texas 75240 and MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“Manager”), with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817.

W I T N E S S E T H

Owner and Manager have entered into that certain Management Agreement dated as of the date hereof (herein, the “Management Agreement”) with respect to the operation of a hotel on the premises located in Redmond, Washington, as more particularly described in Exhibit A attached hereto (the “Site”).

The Management Agreement is in effect. The term of the Management Agreement expires at the expiration of the twentieth (20th) full Fiscal Year after the expiration of the Fiscal Year in which the Opening Date occurs. The Term may thereafter be renewed upon mutual consent of Owner and Manager.

The Management Agreement contains terms and restrictions relating to financing of the Hotel. The Management Agreement also contains terms and conditions relating to Owner’s ability to sell or transfer interests in itself or the Hotel or the Site.

This Memorandum is not intended to alter or modify in any way the terms and conditions of the Management Agreement. Terms not specifically defined in this Memorandum are defined in the Management Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Owner and Manager have caused this Memorandum to be executed under seal by their duly authorized representatives as of the day first above written, for the purpose of providing an instrument for recording and giving notice of the Management Agreement and certain of the terms and conditions thereto.

OWNER:

REDMAR PROPERTY, L.P., a Texas limited partnership

By: Redmar Associates, L.L.C., a Texas limited liability company, its general partner

ATTEST:

By:
Name:
Title:

MANAGER:

MARRIOTT INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF TEXAS	)
	)	ss:
COUNTY OF	)

On the              day of                     , 200    , before me, the undersigned, a Notary Public, in and for the State of Texas, personally appeared                             , who acknowledged himself to be the                          of Redmar Associates, a limited liability company, the general partner of Redmar Property, L.P., a Texas limited, and that he, as such                         , being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as                     .

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

ACKNOWLEDGMENT

STATE OF MARYLAND	)
	)	ss:
COUNTY OF MONTGOMERY	)

On the              day of                     , 200    , before me, the undersigned, a Notary Public, in and for the State of Maryland, personally appeared M. Lester Pulse, Jr., who acknowledged himself to be the Vice President of Marriott International, Inc., a corporation, and that he, as such Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Vice President.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

My commission expires:

EXHIBIT A

TO

MEMORANDUM OF MANAGEMENT AGREEMENT

LEGAL DESCRIPTION

EXHIBIT D

RESTRICTED AREA

The Restricted Area shall mean that geographic area that is (i) within a radius of three (3) miles from the front door of the Hotel Improvements or (ii) within the official city limits of the city of Redmond, Washington, as such city limits exist as of the Effective Date.

EXHIBIT D-1

MAP OF RESTRICTED AREA

ADDENDUM

TECHNICAL SERVICES AND PRE-COMMENCEMENT

THIS TECHNICAL SERVICES AND PRE-COMMENCEMENT ADDENDUM (“Addendum”) is made a part of and is incorporated in that certain Management Agreement (hereinafter referred to as the “Management Agreement”) by and between REDMAR PROPERTY, L.P. (“Owner”) and MARRIOTT INTERNATIONAL, INC. (“Manager”).

RECITALS

WHEREAS, Owner and Manager have concurrently entered into and executed the Management Agreement whereby Owner has engaged Manager as the manager of a Marriott full-service hotel containing approximately two hundred sixty-two (262) Guest Rooms to be constructed in Redmond, Washington;

WHEREAS, Owner acknowledges that a Marriott hotel is a first class hotel as to (i) design, appearance and quality of the Hotel and related improvements, (ii) the appearance, quality and function of the furniture, fixtures and equipment and (iii) the staffing and operation of the Hotel itself; and

WHEREAS, Owner and Manager have agreed upon certain technical services to be provided by Manager with regard to (i) the Owner’s design and construction of the Hotel and related improvements; (ii) the Owner’s design and procurement of the furniture, fixtures and equipment for the Hotel and (iii) the Manager’s recruiting and training of the operating staff so that the Hotel, when open for business, shall in all respects meet the requirements and standards of a Marriott hotel.

NOW, THEREFORE, Owner and Manager agree to the following, all of which is incorporated in and deemed part of the Management Agreement:

ARTICLE 1

DEFINITIONS AND GENERAL MATTERS

1.1 Definitions. All terms not defined in this Addendum shall have the meanings ascribed to them in the Management Agreement, which is incorporated herein by this reference.

“Addendum” shall mean this Addendum.

“Audio/Video Systems” shall mean the following Hotel systems: general audio and video systems (audio/video) for the public areas of the Hotel, entertainment audio/video systems for lounges and bars, video information systems, public address systems and the master antenna television distribution system for function spaces.

“Decorative Items” shall mean (by way of example, but not limitation) artifacts, artwork, banquettes, carpeting, decorative lighting fixtures, etched glass, furniture, graphics, interior landscaping, radios, signage, televisions and window treatments.

“Exterior Identity Signage” shall mean exterior illuminated or non-illuminated signs for identification of the Hotel, such as wall-mounted building signs, pylon signs and ground-mounted monument signs.

“Facilities Program” shall have the meaning ascribed to it in Section 2.1.1 of this Addendum.

“Food Equipment” shall mean all food preparation, cooking and holding equipment; exhaust hoods and hood fire protection systems; general storage layout, refrigerators and freezers (including coils, condensers and compressors); ice-making, beverage dispensing and other food and beverage equipment; dishwashing equipment (except any glass washer included in Housekeeping Equipment); and all other similar items required for a complete food and beverage service of the Hotel.

“Graphics” shall mean food and beverage logos; name signs for suites, meeting rooms, board rooms, conference suites, and ballrooms; guestroom numbers; all directional signs; exterior signs except Exterior Identity Signage; guestroom evacuation signs; elevator, handicapped, fire stair, and elevator restriction signs; miscellaneous directional and loss prevention/safety signs; and all signs required by or for municipal, department of transportation, fire safety, or other jurisdictional authority for the operation of the Hotel.

“Hotel Systems” shall mean rooms management systems, including front office, back office and accounting management systems; reservations system; the Manager’s automated payroll system; point-of-sale systems, including food, beverage and retail functions; word processing and personal computer applications.

“Housekeeping Equipment” shall mean stationary equipment items (including glass washer) to be used by Hotel employees for cleaning the Hotel on a regular basis.

“Laundry Equipment” shall mean washers, washer/extractors, dryers, chest-type ironers, steam boiler, thermal fluid heater for ironer, lint control devices, linen folders, linen carts, dry cleaning equipment (if required), laundry sinks, air compressors, laundry scales and all other similar items required for a complete laundry with ironing capacity.

“Marriott Design Guide” shall mean the “Full-Service Hotel Design Standards - United States and Canada,” dated January 1997, as revised from time to time, published by Marriott’s Architecture and Construction Division.

“Plans” shall have the meaning ascribed to it in Section 2.1.3 of this Addendum.

“Pre-Opening Account” shall mean a special account or accounts, bearing the name of the Hotel, established by Manager in a bank or trust company selected by Owner.

“Pre-Opening Expenses” shall mean those expenses incurred prior to and after the Opening Date pursuant to Section 5.2 hereof that are necessary for the preparation of the Hotel for operation, including, but not limited to, salaries and wages, costs of interim office space, furniture, equipment and systems, professional fees, telephone expenses, staff hiring and training costs, travel and moving expenses, costs of entertainment, opening celebrations and functions (including food, beverage, labor and room accounts of invitees), the cost of heat, light, power and clean-up expenses not chargeable to the cost of acquiring or constructing the Hotel, advertising, public relations and promotion expenses, employee benefits and meals prior to opening, classified advertising, agency fees and recruitment costs, pro rata costs of Manager or its Affiliates in performing such services including personnel costs and expenses allocated in a reasonable manner, and other associated and miscellaneous expenses.

“Project” shall mean the project that encompasses the design, construction, furnishing and equipping of the Hotel, which shall include, without limitation, the design, construction, furnishing and equipping of all facilities related to the Hotel and all related infrastructure that is used in connection with or is incidental to the use thereof.

“Security Systems” shall mean closed circuit television camera monitoring systems; two way radio systems; inspection tour recording systems; electronic parking controls and other special security systems required for the Project.

“Submittals” shall have the meaning ascribed to it in Section 2.2.2 of this Addendum.

“Telecommunications Systems” shall mean PBX systems and call accounting and pocket paging systems.

1.2 Project Schedule. As soon as reasonably possible after the Effective Date, but in no event later than thirty (30) days after the Effective Date, Owner shall provide Manager with a schedule for the Project, and shall update such schedule during the course of the Project, as required, or as requested by Manager. In addition, Owner shall designate a representative through whom Manager may coordinate Manager’s activities pursuant to this Addendum. Owner shall provide Manager with the names and other information reasonably requested by Manager of the Owner’s architect, interior designer and other Project consultants, in each case for Manager’s review and approval.

ARTICLE 2

TECHNICAL SERVICES

2.1 Pre-Construction Period

2.1.1 Preliminary Information Phase. Manager shall make available to Owner: (i) the System Standards and the Marriott Design Guide for use by the Owner’s design team; (ii) construction drawings or specifications for other hotels that are similar to the Hotel (which shall be used solely for purposes of illustrating and explaining the System Standards); (iii) other design guides and information describing the standards that Manager requires for the Hotel, including life safety requirements and other relevant requirements; (iv) Manager’s facilities program (“Facilities Program”) describing the space requirements for all areas of the Hotel (e.g., Guest Rooms, public spaces, kitchen, laundry, back office, etc.); and (v) a summary of requirements for the design, scheduling and installation of hotel management and accounting systems.

2.1.2 Design Development Phase. Owner shall, based upon and incorporating the information provided in the materials described in Section 2.1.1 above, prepare or cause to be prepared: (i) a detailed listing of each operating function of the Hotel and the as-designed areas, and any other documents required to describe the size, layout and quality of the Hotel; (ii) a vicinity/location map indicating vehicular traffic directions, ingress and egress points and major surrounding developments and transportation centers; (iii) a colored site plan showing all site elements, sun/orientation study and proposed landscaping (at a minimum scale of 1”=30’); (iv) floor plans, showing all spaces listed in the Facilities Program (at a scale of 1/8”=1’); (v) Guest Room unit layouts, indicating all bath fixtures, kitchen equipment, closets, balconies and other major features (in 1/4” scale); (vi) building elevations and sections, showing exterior materials, details and colors and all building signs; (vii) a massing model; (viii) a rendered perspective drawing (in color) of the Hotel; and (ix) a sample board showing the proposed exterior materials with a large scale colored partial elevation.

2.1.3 Final Design Phase. Upon Manager’s approval of the materials submitted by Owner pursuant to Section 2.1.2 above, and based upon the designs therein approved by Manager, Owner shall cause Owner’s architect to produce plans, specifications and complete construction drawings (including, without limitation, architectural, electrical, plumbing, HVAC, structural, civil engineering and landscape drawings for the Hotel) (collectively, the “Plans”) which shall be properly sealed by Owner’s architect. The Plans shall (i) adapt Manager’s standards and specifications to the Hotel and to the Legal Requirements applicable to the design, construction and operation of the Hotel, and (ii) incorporate the System Standards. The Plans (other than structural) shall be submitted to Manager for approval at least thirty (30) days prior to commencement of construction of the Hotel. Following Manager’s approval of the Plans, no change in such Plans shall be made that materially affects the design, construction, operation, cost or aesthetics of the Hotel, without the prior approval of Manager.

2.1.4 Interior Design. Prior to submission, or as part, of the Plans submitted pursuant to Section 2.1.3, Owner shall submit to Manager for review and approval (i) interior design plans, including color-rendered floor plans, reflected ceiling plans, elevations, sections and renderings that are reasonably necessary, in Manager’s opinion, to adequately explain the design intent of the Hotel’s public space, and (ii) display boards, in a format acceptable to Manager, of fabrics, carpets, furnishings, finishes, paints, lighting design guidelines (e.g., fixtures, chandeliers, sconces, etc.) and other materials for each Hotel space designated by Manager. Owner understands that these materials will be used as presentation materials for the approval of the interior design of the Hotel by Manager, and Owner shall revise and amend such presentation materials as required to obtain final approval of the interior design by Manager.

2.1.5 Decorative Items and FF&E. Upon Manager’s approval of the interior design materials submitted pursuant to Section 2.1.4 above, Owner shall prepare or cause to be prepared documents reasonably describing the Decorative Items and FF&E to be installed in the Hotel and the installation locations or details therefore. Such information shall include the description, quantity, recommended manufacturer and model number, product specification, photograph (when appropriate), installed location and other pertinent information about the Decorative Items or FF&E. In accordance with the approved schedule for the Project, Manager shall provide to Owner: (i) general concepts and requirements for food and beverage facilities; (ii) background drawings showing the locations of security devices, and their specifications, installation details, power and space requirements; (iii) background drawings showing the locations and types of telephone equipment, paging and call accounting equipment; (iv) outline specifications, equipment schedules, diagrams, drawings and other data reasonably required to solicit proposals from contractors and vendors to furnish and install Hotel Systems (excluding conduit, wire and power requirements); and (v) guidelines for conduit sizing, cable distribution, power and space requirements for Telecommunications Systems. Manager shall also provide documents specifying the Audio/Video Systems, Exterior Identity Signage, Food Equipment, Graphics, Housekeeping Equipment, Laundry Equipment, Security Systems and Telecommunications Systems to be installed in the Hotel. Upon approval by the Manager, such documents shall become part of the Plans.

2.2 Construction Period

2.2.1 Construction of Hotel, Observations. Owner shall construct, furnish and fully equip the Hotel in accordance with System Standards and the Plans that have been previously approved by Manager. During the course of construction, Owner shall cooperate with Manager for the purpose of permitting Manager to observe from time to time, as Manager believes necessary, the construction of the Hotel as it proceeds to determine whether construction is proceeding in accordance with System Standards and the approved Plans. In particular, Manager may visit the Site at such intervals as Manager deems reasonably necessary (which intervals shall include, without limitation, the milestone events described on Exhibit 1 attached hereto). Owner shall give Manager at least thirty (30) days’ notice prior to each of the events described in Exhibit 1 in order to enable Manager to schedule its visit(s). However, the parties agree that despite its right to inspect the construction pursuant to this Section 2.2.1, Manager shall not be obligated to inspect the construction of the Hotel. To the extent that Manager determines that the Hotel, as constructed, furnished or equipped do not conform to System Standards or to the approved Plans, Owner shall promptly correct such nonconforming work; any nonconforming work discovered prior to the opening of the Hotel shall be corrected by Owner prior to the Opening Date.

2.2.2 Model Guest Room. Prior to construction of the Guest Rooms, Owner shall prepare a model Guest Room for review and approval by Manager (such review and approval to cover (i) compliance with System Standards, (ii) the quality of workmanship, the finishes and the general arrangement appearing in the model Guest Room, and (iii) the Decorative Items and FF&E installed in the model Guest Room). Upon Manager’s approval of the model Guest Room, Owner shall construct, furnish and equip the Guest Rooms in accordance with the level of fit, finish and quality appearing in the model Guest Room, the general arrangement of the model Guest Room and the Decorative Items and FF&E installed in the model Guest Room.

2.2.3 Shop Drawing and Submittal Review. Owner shall cause Owner’s contractor to submit to Manager, for its approval, shop drawings, product data and samples generated or provided by the contractor or vendors (the “Submittals”), in each case as requested by Manager in accordance with a list of Submittals to be provided by Manager to Owner. Upon approval, such Submittals shall become part of the Plans.

2.2.4 Permits. Owner shall be responsible for obtaining all permits and other approvals required for construction and opening of the Hotel, such as the building permit, occupancy permit and elevator permits for the Hotel. Manager shall be responsible for obtaining all permits and licenses required for the operation of the Hotel, such as hotel operating license, liquor licenses and other miscellaneous licenses. In connection therewith Owner agrees to sign promptly and without charge applications for any such licenses, permits and other documents pertaining to the initial operation of the Hotel as may be required by the applicable authority.

2.2.5 Documents Upon Completion of Construction. Upon completion of construction of the Hotel, Owner shall submit to Manager (i) an architect’s certification that the Plans comply with all applicable Legal Requirements and that the Hotel has been constructed and completed in accordance with the Plans approved by Manager, and (ii) a copy of the certificate of occupancy for the Hotel.

2.3 Post-Completion Period

2.3.1 Upon completion of the Project, Owner shall provide to Manager: (i) all documents prepared with respect to the Hotel for Owner by its architects, engineers, interior designers, electrical engineering consultants, plumbing consultants, mechanical consultants, lighting consultants or graphic designers, and all other design team consultants, as the case may be, with the inclusion therein of all “as built” information; and (ii) all management manuals, drawings, technical information, warranties and guaranties relating to the equipment and systems installed in the Hotel.

2.3.2 Within forty-five (45) days after the Opening Date, Manager shall furnish to Owner a completed Project punch list delineating the specific areas of the Project disapproved or rejected by Manager and setting forth the grounds for such disapproval or rejection.

2.4 Manager’s Costs and Fees. Manager shall be responsible for all fees and expenses that it shall incur in connection with the foregoing Technical Services that it provides to the Project.

ARTICLE 3

FIXED ASSET SUPPLIES AND INVENTORIES

3.1 Fixed Asset Supplies and Inventories. Owner shall ensure that, on the Opening Date, the Hotel is equipped with the required Fixed Asset Supplies and Inventories required for the operation of the Hotel in accordance with System Standards and Section 6.2 and Section 6.3 of this Addendum. Manager shall provide guidance to Owner relating to the quantities of Fixed Asset Supplies and Inventories necessary for the operation of the Hotel. Manager shall provide Owner with supplies documents identifying such Fixed Asset Supplies and Inventories (which documents shall be in a form suitable for bidding the procurement of the Fixed Asset Supplies and Inventories, but which may not specify the prices or quantities of such items). In the event that Owner desires to substitute another item for one specified by Manager, such substitution must be submitted to and approved by Manager.

ARTICLE 4

TIMETABLE

4.1 Construction of Hotel. Owner agrees that construction, furnishing and equipping of the Hotel shall be completed in accordance with the Plans approved by Manager. Owner shall be solely responsible for any cost over-runs in construction. Owner shall comply with the following obligations:

(a) within ninety (90) days after the Effective Date, Owner shall submit to Manager evidence satisfactory to Manager that a commitment for the debt financing required to construct the Hotel has been obtained by Owner;

(b) within ninety (90) days after the Effective Date, Owner shall submit to Manager the materials described in Section 2.1.2 hereof;

(c) within one hundred fifty (150) days after the Effective Date, Owner shall submit to Manager the materials described in Section 2.1.3, Section 2.1.4 and Section 2.1.5 hereof;

(d) Owner shall commence construction of the Hotel within two hundred ten (210) days after the Effective Date, with construction being deemed to have commenced upon the issuance of a final building permit and the commencement of the excavation for the Hotel foundation;

(e) construction of the Hotel, having commenced, shall not be interrupted or stopped for a period in excess of thirty (30) days for reasons other than Force Majeure; and

(f) Owner shall complete construction of the Hotel in accordance with System Standards and the Plans approved by Manager by a date that is no later than September 30, 2004.

The foregoing deadlines shall be extended for delays caused by Force Majeure, provided that the aggregate total of all such extensions shall not exceed ninety (90) days.

It shall be considered a Default by Owner under Section 9.01.E. of the Management Agreement if Owner fails to meet the foregoing deadlines (as may be extended by Force Majeure pursuant to the previous paragraph); provided, however, that if Owner’s failure to meet the foregoing deadlines (as extended by Force Majeure pursuant to the previous paragraph) is caused by reasons of Force Majeure, then (i) such failure shall not be considered a Default by Owner under the Management Agreement and (ii) Manager may terminate the Management Agreement upon written notice to Owner.

In addition to the foregoing, Manager shall have the right to terminate this Agreement, upon thirty (30) days’ written notice to Owner, if Owner does not, prior to January 31, 2003, (i)

submit to Manager evidence satisfactory to Manager that a commitment for the debt financing required to construct the Hotel has been obtained by Owner and (ii) acquire fee title to the Site.

ARTICLE 5

PRE-OPENING ACTIVITIES

5.1 Projected Opening Date. Owner and Manager agree that the Opening Date is projected to occur on September 30, 2004. Owner and Manager each agree to direct their actions hereunder in a manner that is intended to achieve the Opening Date on such date. Owner acknowledges that based upon Owner’s commitment to work toward such Opening Date, Manager shall begin booking reservations for the Hotel based upon such commitment.

5.2 Pre-Opening Activities. Owner and Manager recognize that Manager must undertake certain activities in advance of the Opening Date so that the Hotel can function in an appropriate and orderly manner on the Opening Date and during the first Fiscal Year. Accordingly, Manager shall:

(a) Recruit, train and employ the staff required for the Hotel;

(b) Negotiate concession contracts and leases for retail and lobby space within the Hotel;

(c) Undertake pre-opening promotion and advertising, including opening celebrations and related activities;

(d) Test and, if necessary, implement modifications of the Hotel operations;

(e) For a period ending not later than sixty (60) days after the Opening Date, make provisions to provide a task force of personnel to supervise and assist the pre-opening and opening operations;

(f) Apply for the initial licenses and permits required for the operation of the Hotel as contemplated by the Management Agreement and Section 2.2.3 hereof; and

(g) In general, render such other miscellaneous services incidental to the preparation and organization of the Hotel’s operations as may be reasonably required for the Hotel to be adequately staffed and capable of management on the Opening Date and during the first Fiscal Year, including development and implementation of marketing and sales programs, accounting and budgeting controls and similar operational items.

5.3 Pre-Opening Expenses. At least one (1) year prior to the projected Opening Date, and thereafter as necessary, Manager shall prepare and submit to Owner, for Owner’s review and comment, a budget containing an estimate (or revised estimates, as the case may be) of the total

Pre-Opening Expenses. Manager shall consider Owner’s comments to such budget(s) in good faith and implement such comments where appropriate. In the event the Opening Date is delayed or postponed from the original date established therefor, such estimates shall be subject to revision to reflect any increases in Pre-Opening Expenses occasioned by such delay or postponement. Owner shall notify Manager in advance of any impending delay or postponement of the Opening Date to enable Manager (to the extent reasonably practicable) to reduce the increases in Pre-Opening Expenses occasioned thereby. It is understood, however, that to the extent that such a delay or postponement of the Opening Date causes increased Pre-Opening Expenses that cannot reasonably be avoided, Owner shall promptly pay such increased Pre-Opening Expenses pursuant to Section 5.4 of this Addendum, regardless of the fact that such delay or postponement may be the result of Force Majeure. For purposes of the preceding sentence, the term “increased Pre-Opening Expenses” shall include all out-of-pocket cancellation penalties in the event Manager must cancel reservations made for Guest Rooms, meeting rooms and other Hotel facilities as a result of such delay or postponement of the Opening Date. Manager shall use reasonable efforts to implement all pre-opening activities in an efficient, business-like manner so as to maximize the effectiveness of such activities and the spending of the budget for the Pre-Opening Expenses.

5.4 Funding of Pre-Opening Expenses. Pre-Opening Expenses shall be borne solely by Owner. Owner shall furnish Manager with funds required by Manager for Pre-Opening Expenses (i) in the amounts and on the dates required, as shown in the projections contained in or furnished by Manager in conjunction with the Pre-Opening Expenses budget, and (ii) in such other amounts and on such other dates as may be specified by Manager in any amendments to the Pre-Opening Expenses budget. Such amounts shall be deposited in the Pre-Opening Account.

5.5 Use of Funds in Pre-Opening Account; Accounting. Manager shall use the funds in the Pre-Opening Account to pay subsequent Pre-Opening Expenses and to reimburse itself for previously incurred Pre-Opening Expenses. At the time of delivering to Owner any revised estimate of Pre-Opening Expenses, Manager shall also deliver an accounting of any funds expended to date for Pre-Opening Expenses. Within one hundred twenty (120) days after the final expenditure of funds for Pre-Opening Expenses, Manager shall deliver to Owner an itemized accounting of funds so expended along with payment to Owner of all remaining amounts in the Pre-Opening Account that have not been spent by Manager. If, following the Opening Date, Owner has failed to provide funds for Pre-Opening Expenses in accordance with Manager’s estimates or actual expenditures, Manager shall have the option to deduct such amounts (plus interest from the date of expenditure until repayment to Manager at an annual rate equal to the Prime Rate plus three (3) percentage points) from Gross Revenues, but such amounts shall not be treated as Deductions.

ARTICLE 6

OPENING DATE

6.1 Opening Date. The projected Opening Date shall be as set forth in Section 5.1 above. However, the actual Opening Date shall in no event be earlier than the date upon which (i) all elements of the Hotel have been substantially completed in accordance with the System Standards and approved Plans and in compliance with the provisions of Section 6.2 below, and are ready for their intended use and occupancy, and (ii) all licenses, permits and other approvals and instruments necessary for operation of the Hotel by Manager have been obtained. Any agreement by Manager to delay the Opening Date based on failure of the Hotel to satisfy the requirements set forth in the preceding sentence shall not prejudice Manager’s rights under Section 4.1 of this Addendum.

6.2 Conditions for Opening Hotel. Owner agrees that on the Opening Date there will be no ongoing construction on any portion of the Hotel that would materially adversely affect access to the Hotel or that would otherwise materially adversely limit, restrict, disturb or interfere with Manager’s management and operation of the Hotel in accordance with System Standards. If, as of the Opening Date, there remain to be completed minor unfinished “punch list” items or installation of incidental FF&E and Fixed Asset Supplies in the common areas, lobby, administrative offices or any Guest Rooms to be opened on the Opening Date, none of which preclude Manager, in Manager’s reasonable judgment, from operating the Hotel in accordance with the standards of this Addendum, the Opening Date shall not be delayed for such reasons; however, Owner shall be obligated to promptly finish such items.

6.3 Initial Funding of Working Capital; Fixed Asset Supplies. At least ten (10) days prior to the projected Opening Date, Owner shall provide to Manager the initial Working Capital for the Hotel in the amount of Two Hundred Thousand Dollars ($200,000); provided, however, that within nine (9) calendar months after the Opening Date, Owner and Manager shall re-examine the Hotel’s Working Capital needs and, based upon actual to-date income and expenses, Manager shall refund all or a portion of such initial Working Capital if deemed appropriate by Manager. Additionally, Owner shall ensure that the Hotel is equipped, at least thirty (30) days prior to the projected Opening Date, with the initial Fixed Asset Supplies and Inventory for the Hotel (or the funds necessary to supply the Hotel with the initial Fixed Asset Supplies and Inventory) in accordance with Section 3.1 of this Addendum.

ARTICLE 7

INTERIM INSURANCE

7.1 Insurance Required. At all times during the construction, furnishing, equipping and pre-opening stages of the Hotel, Owner shall, at its expense, procure and maintain (or cause its general contractor to procure and maintain) insurance fully protecting Owner and the Marriott Companies against all loss or damage arising out of or in connection with the construction, furnishing, equipping and pre-opening activities of the Hotel. Such insurance shall, at minimum include:

(a) Commercial general liability insurance with combined single limits for bodily injury or property damage in an amount not less than One Million Dollars ($1,000,000) per each occurrence with a general aggregate limit of not less than Two Million Dollars ($2,000,000) and such aggregate shall apply, in total, to the Project. Such insurance shall include, but is not limited to, the following coverages or endorsements:

•	Independent Contractors Liability

•	Products/Completed Operations Liability to be maintained for two (2) years after the Opening Date

•	Explosion, Collapse and Underground Coverage

•	Broad Form Property Damage Liability, including Completed Operations

(b) Business auto liability including owned, non-owned and hired vehicles, with combined single limits for bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000) per each occurrence.

(c) Umbrella excess liability, on a following form, in an amount not less than Fifty Million Dollars ($50,000,000) in excess of the insurance required under Section 7.1(a) and Section 7.1(b) above.

(d) Builders all-risk insurance, on a completed value basis, covering the Hotel building, equipment and furnishings.

(e) Business interruption insurance covering losses resulting from delays in the Hotel’s opening caused by any occurrence covered by the insurance required in Section 7.1(d) above, in such amount to compensate Manager for a period of not less than twelve (12) months.

(f) Workers’ compensation insurance covering all of Owner’s, its contractors’ and its consultants’ employees, in statutory amounts.

7.2 General Provisions. All insurance policies required under Section 7.1 (except Section 7.1(f)) shall include the Marriott Companies, their employees and agents, as additional insureds. Owner shall deliver to Manager, upon execution of this Agreement, certificates of insurance with respect to all policies required pursuant to Section 7.1 and, in the case of insurance policies about to expire, shall deliver certificates with respect to renewals thereof. All such certificates of insurance shall state that the insurance shall not be canceled or materially reduced without at least thirty (30) days’ prior written notice to the certificate holder. Owner shall waive its right of recovery, and shall cause its contractors to waive their rights of recovery, for all insurance policies required under Section 7.1, against the Marriott Companies, their employees and agents for any claims in, on or about the Project.

ARTICLE 8

MISCELLANEOUS

8.1 Defaults. Any default by either Owner or Manager of its obligations under this Addendum shall be governed by Article IX of the Management Agreement.

8.2 Successors and Assigns. This Addendum shall be binding upon and inure to the benefit of Owner and Manager and their respective heirs, legal representatives, successors and permitted assigns. Neither Owner nor Manager shall assign or transfer any rights hereunder or interest herein (including, without limitation, monies due or that may become due hereunder) without the written consent of the other party except in connection with a permitted transfer under the Management Agreement. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility hereunder. Nothing contained in this Section 8.2 shall prevent Manager from employing such independent consultants, associates and subcontractors as Manager may deem appropriate to assist it in the performance of services hereunder.

8.3 Third-Party Rights. Nothing herein shall be construed to give any rights or benefits hereunder to any person or entity, other than Owner or Manager, and the rights of third-party beneficiaries are hereby expressly negated.

8.4 Headings. The headings of Sections herein are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Addendum or any provision hereof.

8.5 Effect of Approval of Plans and Specifications. Owner and Manager agree that in each instance in this Addendum or elsewhere wherein Manager is required to give its approval of plans, specifications and/or budgets, no such approval shall imply or be deemed to constitute an opinion of Manager, nor impose upon Manager any responsibility for the design or construction of the Hotel, including but not limited to, structural integrity or life-safety requirements, adequacy of any budgets or the means, methods, techniques, sequences or procedures of construction. Owner acknowledges that Manager will, in its review process, provide comments on the plans and specifications. Such reviews do not relieve Owner and its consultants of their responsibility to determine the completeness and coordination of their documents and to ensure that the design and construction of the Project comply with applicable Legal Requirements.

[END OF ADDENDUM]

EXHIBIT 1

TO

ADDENDUM

FOR

TECHNICAL SERVICES AND PRE-COMMENCEMENT

MILESTONE EVENTS

Manager will visit the Site for the purpose of performing its obligations under the Addendum at approximately the following times:

Commencement of metal stud installation on Guest Room floors.

Completion of the model Guest Room (fully finished and furnished).

Commencement of public space finishes.

Commencement of FF&E installation.

Final Acceptance.

In addition to the above-described milestone events, Manager may visit the Site to observe the construction of the Hotel at such intervals as Manager deems reasonably necessary (including, without limitation, the review of special systems such as life safety, kitchen, telecommunications and other hotel systems).